     As filed with the Securities and Exchange Commission on April 9, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------
                      ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                     4841                  23-2417713
     (State or other           (Primary Standard        (I.R.S. Employer
     jurisdiction of              Industrial           Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                            COLIN H. HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                      ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
                       CARL E. ROTHENBERGER, JR., ESQUIRE
                               BUCHANAN INGERSOLL
                            PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 562-8800

   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 Proposed        Proposed
                                                 maximum          maximum
    Title of each class of      Amount to be  offering price     aggregate        Amount of
  securities to be registered   registered(1)  per unit(1)   offering price(1) registration fee
-----------------------------------------------------------------------------------------------
7 1/2% Series B Senior Notes
 due 2004...................... $100,000,000       100%        $100,000,000        $ 27,800
7 3/4% Series B Senior Notes
 due 2009......................  300,000,000       100%         300,000,000          83,400
                                ------------                   ------------        --------
  Total........................ $400,000,000       100%        $400,000,000        $111,200

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1).
--------------------------------------------------------------------------------

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    Subject To Completion Dated
                                                       April 9, 1999

                               Offer to Exchange
                     7 1/2% Series B Senior Notes due 2004
                                      for
                any and all of the 7 1/2% Senior Notes due 2004
                                      and
                     7 3/4% Series B Senior Notes due 2009
                                      for
              any and all of the 7 3/4% Senior Notes due 2009 of
                      ADELPHIA COMMUNICATIONS CORPORATION

THE EXCHANGE OFFER                        NEW NOTES


 .  The exchange offer expires 5:00        .  The 7 1/2% Series B Senior Notes
   p.m., New York City time,                 and the 7 3/4% Series B Senior
                , 1999, unless               Notes will evidence the same debt
   extended by us.                           as the 7 1/2% Senior Notes and
                                             the 7 3/4% Senior Notes and will
                                             be entitled to the benefits of
                                             the same Indenture.

 .  You may withdraw tenders of
   outstanding 7 1/2% Senior Notes
   and 7 3/4% Senior Notes any time
   prior to 5:00 p.m., New York City
   time on the last day of the
   exchange offer.

                                          .  The terms of the 7 1/2% Series B
                                             Senior Notes and the 7 3/4%
                                             Series B Senior Notes will be
                                             substantially identical to the
                                             currently outstanding 7 1/2%
                                             Senior Notes and 7 3/4% Senior
                                             Notes, except for transfer
                                             restrictions and registration
                                             rights that relate to the 7 1/2%
                                             Senior Notes and the 7 3/4%
                                             Senior Notes.

 .  The exchange offer is subject to
   customary conditions which are
   described more fully in this
   prospectus and the accompanying
   letter of transmittal.

 .  We will exchange all outstanding
   7 1/2% Senior Notes and 7 3/4%
   Senior Notes that are validly
   tendered and not validly
   withdrawn.

                                          .  We believe, based on
                                             interpretations made by the SEC
                                             staff with respect to similar
                                             transactions, that with some
                                             exceptions, you may offer for
                                             resale, resell, or otherwise
                                             transfer the 7 1/2% Series B
                                             Senior Notes and the 7 3/4%
                                             Series B Senior Notes without
                                             compliance with registration and
                                             prospectus delivery requirements
                                             of the Securities Act of 1933.

 .  We will not receive any proceeds
   from the exchange offer.

                                          .  We will not list the 7 1/2%
                                             Series B Senior Notes and the 7
                                             3/4% Series B Senior Notes on any
                                             exchange or in any automated
                                             quotation system. Therefore,
                                             there may not be any active
                                             trading market for them.

   You should carefully review the "Risk Factors" beginning on page 11 for a discussion of things you should consider before participating in the exchange offer.

                               ----------------
   Neither the SEC nor any state securities commission has approved or disapproved of the 7 1/2% Senior Notes or the 7 3/4% Senior Notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

                               ----------------
              The date of this Prospectus is             , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   2

Risk Factors.............................................................  11

Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends...............................................................  24

The Exchange Offer.......................................................  25

Use of Proceeds..........................................................  37

Description of the Notes.................................................  38

Certain Federal Income Tax Considerations................................  63

Plan of Distribution.....................................................  66

Where You Can Find More Information......................................  66

Legal Matters............................................................  68

Experts..................................................................  68

                                    SUMMARY

   This Summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the financial data and related notes, before making an investment decision or participating in the exchange offer. When we use the term Adelphia Parent Company in this prospectus, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries. You should carefully consider the information set forth under the heading "Risk Factors" on page 11.

                                    Adelphia

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. As of December 31, 1998, we owned or managed cable television systems with broadband networks that passed in front of 3,252,830 homes and served 2,304,325 basic subscribers. John
J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1998, the broadband networks for these systems passed in front of 2,131,978 homes and served 1,528,307 basic subscribers.

   We also provide management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of December 31, 1998, the broadband networks for cable systems owned by these Rigas family partnerships and corporations passed in front of 177,250 homes and served 134,443 basic subscribers.

   We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership that operates a large cable system in Florida. As of December 31, 1998, the broadband networks for this system passed in front of 943,602 homes and served 641,575 basic subscribers.

   Through our subsidiary, Hyperion Telecommunications, Inc., we own and operate a large competitive local exchange carrier in the eastern United States. This means that Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of December 31, 1998,

Hyperion managed and operated 22 telecommunications networks, including two under construction, serving 46 cities. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

   Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

   On March 5, 1999, Adelphia announced that it had entered into a definitive agreement to acquire Century Communications Corp. by merger. Under the agreement, Adelphia would acquire 100% of the outstanding common stock of Century for an aggregate of approximately $826,000,000 in cash, 48,700,000 shares of Class A common stock and the assumption of approximately $1,600,000,000 of debt. This transaction is subject to shareholder approval by Century and Adelphia and other customary closing conditions. As of March 5, 1999, Century had approximately 1,600,000 basic subscribers after giving effect to Century's pending joint venture with Tele-Communications, Inc.

   On March 2, 1999, Hyperion issued $300,000,000 of 12% Senior Subordinated Notes due 2007. An entity controlled by members of the Rigas family purchased $100,000,000 of the $300,000,000 of Senior Subordinated Notes directly from Hyperion at a price equal to the aggregate principal amount less the discount to the initial purchasers. The net proceeds of approximately $292,000,000 will be used to fund Hyperion's acquisition of interests held by local partners in certain of its networks, for capital expenditures and investments in its networks, for working capital purposes and for general corporate purposes.

   On February 23, 1999, Adelphia announced that it had entered into a definitive agreement to acquire FrontierVision Partners, L.P. for approximately $2,100,000,000. Under that agreement Adelphia would acquire 100% of FrontierVision in exchange for approximately $550,000,000 in cash, 7,000,000 shares of Class A common stock and the assumption of approximately $1,110,000,000 of debt. The transaction is subject to customary closing conditions. As of February 23, 1999, FrontierVision had approximately 702,000 basic subscribers.

   On January 29, 1999, Adelphia purchased from Telesat Cablevision, Inc., a subsidiary of FPL Group, Inc., shares of Adelphia's stock owned by Telesat. Adelphia purchased 1,091,524 shares of Class A common stock and the 20,000 shares of Series C Cumulative Convertible preferred stock which are convertible into an additional 2,358,490 shares of Class A common stock. These shares represent 3,450,014 shares of common stock on a fully converted basis. Adelphia and Telesat also agreed to a redemption of Telesat's interests in Olympus by July 11, 1999. The redemption transaction is subject to applicable approvals of third parties or governmental authorities. The aggregate purchase price for these transactions will be approximately $257,200,000.

   On January 21, 1999, Adelphia acquired Verto Communications, Inc. Verto provided cable television services to approximately 56,000 subscribers in the greater Scranton, Pennsylvania area at the date of acquisition. In connection with the Verto acquisition, Adelphia issued 2,561,024 shares of its Class A common stock to the former owners of Verto.

   On January 14, 1999, Adelphia completed offerings totaling 8,600,000 shares of its Class A common stock. In those offerings, Adelphia sold 4,600,000 newly issued shares of Class A common stock to Goldman, Sachs & Co. at $43.25 per share and it also sold 4,000,000 shares of its Class A common stock at $43.25 per share to a Rigas family partnership. Adelphia used the proceeds of about $372,000,000 from these offerings to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes.

   On January 13, 1999, Adelphia completed offerings of $100,000,000 of 7 1/2% Senior Notes and $300,000,000 of 7 3/4% Senior Notes. Net proceeds from these offerings, after deducting offering expenses, were approximately $393,700,000. Of this amount, Adelphia used approximately $160,000,000 to redeem a portion of its 9 1/2% Senior Pay-In-Kind Notes due 2004. Adelphia used the remainder to repay borrowings under revolving credit facilities of its subsidiaries which may be reborrowed and used for general corporate purposes. The terms of the notes are similar to those of Adelphia's existing publicly held senior debt. It is the 7 1/2% Series B Senior Notes and the 7 3/4% Series B Senior Notes that are being registered under this registration statement in exchange for the 7 1/2% Senior Notes and the 7 3/4% Senior Notes.

   On December 30, 1998, Adelphia's 66.7% owned joint venture limited partnership with Tele-Communications, Inc., which has operations in the Western New York region, completed a $700,000,000, eight and one-half year credit facility. The credit facility consists of a $350,000,000 reducing revolving credit portion and a $350,000,000 term loan portion. The partnership used proceeds from initial borrowings to repay indebtedness owed to Adelphia.

   For other recent developments regarding Adelphia, we refer you to Adelphia's most recent Form 10-Q and future filings by us under the Exchange Act.

                               The Exchange Offer

   On January 13, 1999, we completed private offerings of $100,000,000 of 7 1/2% Senior Notes due 2004 and $300,000,000 of 7 3/4% Senior Notes due 2009. We will refer to both the 7 1/2% Senior Notes and the 7 3/4% Senior Notes as old notes in this prospectus. When we refer to the 7 1/2% Series B Senior Notes due 2004 and the 7 3/4% Series B Senior Notes due 2009 that we are offering in exchange for the old notes, we will call them new notes. When we refer to the old notes and the new notes together, we will call them the notes. When we refer to the registration rights agreement we are referring to the registration rights agreement dated January 13, 1999 between Adelphia and the initial purchasers of the old notes.

   You are entitled to exchange in the exchange offer your outstanding old notes for registered new notes. We believe that the new notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to some conditions. For more information you should read "Description of the Notes." You should also read the discussion under the headings "Summary of the Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the notes.

                   Summary of the Terms of the Exchange Offer

   The exchange offer relate to the exchange of up to: $100,000,000 aggregate principal amount of outstanding 7 1/2% Senior Notes for an equal aggregate principal amount of 7 1/2% Series B Senior Notes and $300,000,000 aggregate principal amount of outstanding 7 3/4% Senior Notes for an equal aggregate principal amount of 7 3/4% Series B Senior Notes. All of the new notes will be obligations of the Adelphia Parent Company entitled to the benefits of the Indenture governing the outstanding old notes. When we refer to the Indenture in this prospectus we are referring to the Indenture, dated January 13, 1999, between Adelphia and the Bank of Montreal Trust Company, as Trustee. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding old notes, except that the new notes do not have transfer restrictions and they have been "registered" under the Securities Act, and therefore are not entitled to the benefits of the registration rights granted under the registration rights agreement.

Securities Offered
                          .  Up to $100,000,000 aggregate principal amount of 7
                             1/2% Series B Senior Notes and $300,000,000 aggregate principal amount of 7 3/4% Series B
                             Senior Notes.

                          . Terms of the new notes and the old notes are substantially identical in all material respects, except for transfer restrictions, registration rights and liquidated damage provisions which apply to the old notes but not to the new notes.

The Exchange Offer
                          . We are offering to exchange $1,000 principal amount of the new notes for each $1,000 principal amount of old notes. You should read "The Exchange
                             Offer" for a detailed description of the procedures for tendering old notes.

                          . The exchange offer satisfies the registration obligations of Adelphia under the registration rights agreement. When the exchange offer is completed, holders of old notes that were not prohibited from participating in the exchange offer and that did not tender their old notes will not have any registration rights under the registration rights agreement with respect to their non-tendered old notes. Accordingly, non-tendered old notes will continue to be subject to the restrictions on transfer contained in the legend on them.

Tenders; Expiration
Date; Withdrawal;         .  The exchange offer will expire at 5:00 p.m., New
Exchange Date                York City time, on     , 1999, or, if we elect to
                             extend the exchange offer, such later date and
                             time to which it is extended. However, we cannot
                             extend the exchange offer beyond 30 business days
                             from the date of this prospectus.

                          . You may withdraw your tender of old notes and retender at any time prior to the expiration of the exchange offer.

                          . Any old notes not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of the exchange offer. Your old notes will be accepted for exchange, if properly tendered and not withdrawn, for new notes on the first business day following the last day of the exchange offer or as soon as practicable thereafter. We refer to this date of acceptance as the exchange date.

Accrued Interest on the
New Notes                 .  Each new note will bear interest from the most
                             recent date to which interest has been paid on the
                             old notes or, if no such payment has been made,
                             from January 13, 1999.

Federal Income Tax
Considerations
                          . The exchange offer will not result in any income, gain or loss to the holders of notes or to us for federal income tax purposes. For more information you should read "Certain Federal Income Tax
                             Considerations."

Use of Proceeds
                          . We will not receive any proceeds from the exchange offer.

Exchange Agent
                          . Bank of Montreal Trust Company, the Trustee under the Indenture is the exchange agent for the exchange offer.


          Consequences of Exchanging or Failure to Exchange Old Notes

                      Pursuant to the Exchange Offer

Holders that are not Broker-Dealers

 . Generally, if you are not an "affiliate" of Adelphia within the meaning of Rule 405 under the Securities Act, upon the exchange of your old notes for new notes pursuant to the exchange offer, you will be able to offer your new notes for resale, resell your new notes and otherwise transfer your new notes without compliance with the registration and prospectus delivery provisions of the Securities Act.

 . This is true so long as you have acquired the new notes in the ordinary course of your business, you have no arrangement with any person to participate in a distribution of the new notes and neither you nor any other person is engaging in or intends to engage in a distribution of the new notes.

Holders that are Broker-Dealers

 . A broker-dealer who acquired old notes directly from us cannot exchange those old notes in the exchange offer.

 . Otherwise, each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. You should read "Plan of Distribution" for a more detailed discussion of these requirements.

Failure to Exchange

 . Upon consummation of the exchange offer, holders that were not prohibited from participating in the exchange offer and did not tender their old notes will not have any registration rights under the registration rights agreement with respect to such nontendered old notes. Accordingly, nontendered old notes will continue to be subject to the significant restrictions on transfer contained in the legend on them.

                        Summary Description of the Notes


Maturity Dates
                          .  The 7 1/2% Series B notes will mature on January
                             15, 2004 and the 7 3/4% Series B notes will mature on January 15, 2009.

Interest Payment Dates
                          .  January 15 and July 15 each year commencing July
                             15, 1999.

Redemption
                          .  Neither the old notes nor the new notes will be:

                             .  redeemable prior to maturity, or

                             . subject to any mandatory redemption or sinking fund payments.

Ranking
                          . The old notes and the new notes are unsecured indebtedness of the Adelphia Parent Company ranking pari passu with other unsubordinated indebtedness of the Adelphia Parent Company and senior in right of payment to any future subordinated indebtedness of the Adelphia Parent
                             Company.

                          . The operations of the Adelphia Parent Company are conducted through the Adelphia Parent Company's subsidiaries. Therefore, the Adelphia Parent
                             Company is dependent on the earnings, if any, and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the notes. Because the assets of its subsidiaries and other investments constitute substantially all of the assets of Adelphia Parent Company, and because those subsidiaries and other investments will not guarantee the payment of principal of and interest on the notes, the claims of holders of the notes effectively will be subordinated to the claims of creditors of such entities.

                          . As of December 31, 1998, on an as adjusted basis, after giving effect to the offering of the old notes, the issuances of stock and debt described under "Recent Developments," and the application of the net proceeds from those transactions, the notes would have been effectively subordinated to $1.6 billion of indebtedness and redeemable preferred stock of Adelphia's subsidiaries.

                          . As of December 31, 1998, our total indebtedness was approximately $3.5 billion and total trade payables as of such date were $97.0 million. The
                             Adelphia Parent


                             Company's ability to access the cash flow of its subsidiaries is subject to significant contractual restrictions. You should read "Risk Factors--
                             Holding Company Structure and Potential Impact of
                             Restrictive Covenants in Subsidiary Debt
                             Agreements" and "Description of the Notes" for more information.

Certain Covenants
                          . The Indenture pursuant to which the notes were or will be issued contains certain restrictions on, among other things:

                             .  the incurrence of indebtedness,

                             .  mergers and sales of assets,

                             .  changes of control,

                             . the payment of dividends on, or the repurchase of, capital stock of Adelphia, and

                             . certain other restricted payments by Adelphia and its restricted subsidiaries and certain transactions with and investments in affiliates.

                          . The Indenture permits Adelphia's subsidiaries to incur substantial additional indebtedness.

Registration Rights
                          . Adelphia entered into the registration rights agreement with the initial purchasers of the old notes. In that agreement, Adelphia agreed to file a registration statement, of which this prospectus is a part, with respect to the exchange offer. You should read "Description of the Notes--
                             Registration Rights; Liquidated Damages" for a more detailed discussion.

Change of Control
                          . Upon some change of control events, you will have the right to require Adelphia to purchase your notes at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. You should read "Description of the Notes--Covenants--Change of Control Offer."

                          . We cannot give you any assurances that we will have adequate financial resources to effect a required repurchase of the notes if a change of control event occurs.

                          . Our failure to make a required repurchase of the notes upon such a change in control would be an Event of Default under the Indenture.

                                  RISK FACTORS

   Prospective participants in the exchange offer should consider all of the information contained in this prospectus in connection with the exchange offer. In particular, prospective participants should consider the following things before deciding to participate.

What Happens if You Fail   Upon the completion of the exchange offer, if you
to Exchange Your Old       were not prohibited from participating in the
Notes for New Notes        exchange offer and you did not tender your old
                           notes, you will no longer have any registration
                           rights with respect to the old notes you still
                           hold. These old notes are privately placed
                           securities and will remain subject to the
                           restrictions on transfer contained in the legend on
                           the notes. In general, you cannot sell or offer to
                           sell the old notes without these restrictions,
                           unless the old notes are registered under the
                           Securities Act and applicable state securities
                           laws. We do not intend to register the old notes
                           under the Securities Act.

                           We believe, based on SEC staff interpretations with respect to other transactions like the one described in this prospectus, the new notes issued as part of the exchange offer may be offered for resale, resold and otherwise transferred by any holder, other than a holder that is an "affiliate" of Adelphia within the meaning of Rule 405 under the Securities Act, without compliance with the prospectus delivery provisions of the Securities
                           Act. This is true so long as the new notes are acquired in the ordinary course of the holder's business, the holder does not have any arrangement or understanding with anyone to participate in the distribution of the new notes and neither the holder nor anyone else is or intends to engage in a distribution of the new notes.

                           A broker-dealer that acquires new notes for its own account in the exchange offer for old notes must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of the new notes received in exchange for the old notes acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the exchange date or, if earlier, until all participating broker-dealers have so resold. You should read
                           "Plan of Distribution" for more information.

High Level of
Indebtedness

   As of December 31,
1998, we owed              Adelphia has a substantial amount of debt. We
approximately $3.5         borrowed this money to purchase and to expand our
billion. Our high level    cable systems and other operations and, to a lesser
of indebtedness can have   extent, for investments and loans to our
important adverse          affiliates. At December 31, 1998, our indebtedness
consequences to us and     totaled approximately $3,527,452,000. This included
to you.                    approximately:

                              . $1,810,212,000 of Adelphia Parent Company public debt. When we use the term "Adelphia
                                 Parent Company" in this prospectus, we are referring only to Adelphia Communications
                                 Corporation as a parent holding company
                                 entity, and not to its subsidiaries;

                              .  $1,246,456,000 of debt owed by our
                                 subsidiaries to banks, other financial
                                 institutions and other persons; and

                              .  $470,784,000 of public debt owed by Hyperion.

   Debt service consumes
a substantial portion of   Our high level of indebtedness can have important
the cash we generate.      adverse consequences to us and to you. It requires
This could affect our      that we spend a substantial portion of the cash we
ability to invest in our   get from our business to repay the principal and
business in the future     interest on these debts. Otherwise, we could use
as well as to react to     these funds for general corporate purposes or for
changes in our industry    capital improvements. Our ability to obtain new
or economic downturns.     loans for working capital, capital expenditures,
                           acquisitions or capital improvements may be limited
                           by our current level of debt. In addition, having
                           such a high level of debt could limit our ability
                           to react to changes in our industry and to economic
                           conditions generally. In addition to our debt, at
                           December 31, 1998, the Adelphia Parent Company also
                           had approximately $148,191,000 and Hyperion had
                           approximately $228,674,000 of redeemable
                           exchangeable preferred stock which contain payment
                           obligations that are similar to our debt
                           obligations in these respects. Olympus also has a
                           substantial amount of debt.


   Approximately 32% of
this debt must be paid     Our debt comes due at various times up to the year
by April 1, 2003 and all   2009, including an aggregate of approximately
of it must be paid by      $1,126,169,000 which, as of December 31, 1998, we
2009.                      must pay by April 1, 2003.

Holding Company
Structure and Potential    The Adelphia Parent Company directly owns no
Impact of Restrictive      significant assets other than stock, partnership
Covenants in Subsidiary    interests, equity and other interests in our
Debt Agreements            subsidiaries and in other companies. This creates
                           risks regarding our ability to provide cash to the
                           Adelphia Parent Company to repay the interest and
                           principal which it owes, our ability to pay cash
                           dividends to our common stockholders in the future,
                           and the ability of our subsidiaries and other
                           companies to respond to changing business and
                           economic conditions and to get new loans.

   The Adelphia Parent
Company depends on its     The public indentures, and the credit agreements
subsidiaries and other     for bank and other financial institution loans, of
companies in which it      our subsidiaries and other companies restrict their
has investments, to fund   ability and the ability of the companies they own
its cash needs.            to make payments to the Adelphia Parent Company.
                           These agreements also place other restrictions on
                           the borrower's ability to borrow new funds and
                           include requirements for the borrowers to remain in
                           compliance with the loans. The ability of a
                           subsidiary or a company in which we have invested
                           to comply with debt restrictions may be affected by
                           events that are beyond our control. The breach of
                           any of these covenants could result in a default
                           which could result in all loans and other amounts
                           owed to its lenders, to be due and payable. Our
                           subsidiaries and companies in which we have
                           invested might not be able to repay in full the
                           accelerated loans.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing and if We Do     expenditures and other purposes including:
Not Obtain That
Financing We May Not Be
Able to Upgrade Our
Plant, Offer Services,
Make Payments When Due
or Refinance Existing
Debt

                              . constructing and upgrading our plant and networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities,

                              .  offering new services,

                              . scheduled principal and interest payments, refinancing existing debt, and

                              .  acquisitions and investments

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses
and Negative               The Total Convertible Preferred Stock, Common Stock
Stockholders' Equity and   and Other Stockholders' Equity (Deficiency) at
We Expect This to          December 31, 1998 was a deficit of approximately
Continue                   $1,021,746,000. Our continuing net losses, which
                           are mainly due to our high levels of depreciation
                           and amortization and interest expense, have created
                           this deficiency. Our recent net losses applicable
                           to our common stockholders were approximately as
                           follows for the periods specified:
                              .  fiscal year ended March 31, 1996--
                                 $119,894,000,


                              .  fiscal year ended March 31, 1997--
                                 $130,642,000,

                              .  fiscal year ended March 31, 1998--
                                 $192,729,000, and

                              .  nine months ended December 31, 1998--
                                 $135,848,000.

                           We expect to continue to incur large net losses for the next several years.

   Our earnings have
been insufficient to pay   Our earnings could not pay for our combined fixed
for our fixed charges      charges and preferred stock dividends during these
and preferred stock        periods by the amounts set forth in the table
dividends.                 below, although combined fixed charges and
                           preferred stock dividends included

                           substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                                 Earnings     Non-Cash
                                                Deficiency    Charges
                                               ------------ ------------
                 .  fiscal year ended March
                    31, 1996                   $ 78,189,000 $127,319,000
                 .  fiscal year ended March
                    31, 1997                   $ 61,848,000 $165,426,000
                 .  fiscal year ended March
                    31, 1998                   $113,941,000 $195,153,000
                 .  nine months ended
                    December 31, 1998          $116,899,000 $186,022,000


   If we could not         On a pro forma basis, our earnings were
refinance our debt or      insufficient to cover our combined fixed charges
obtain new loans, we       and preferred stock dividends by $158,655,000 and
would likely have to       $134,962,000 for the year ended March 31, 1998 and
consider various options   the nine months ended December 31, 1998,
such as the sale of        respectively. Historically, the cash we generate
additional equity or       from our operating activities and borrowings has
some of our assets to      been sufficient to meet our requirements for debt
meet the principal and     service, working capital, capital expenditures, and
interest payments we       investments in and advances to our affiliates, and
owe, negotiate with our    we have depended on getting additional borrowings
lenders to restructure     to meet our liquidity requirements. Although in the
existing loans or          past we have been able both to refinance our debt
explore other options      and to obtain new debt, there can be no guarantee
available under            that we will be able to continue to do so in the
applicable laws            future or that the cost to us or the other terms
including those under      which would affect us would be as favorable to us
reorganization or          as our current loans and credit agreements. We
bankruptcy laws. We can    believe that our business will continue to generate
not guarantee that any     cash and that we will be able to obtain new loans
options available to us    to meet our cash needs. However, the covenants in
would enable us to repay   the indentures and credit agreements for our
our debt in full.          current debt limit our ability to borrow more
                           money.

                           The telecommunications services provided by
Competition                Adelphia are subject to strong competition and
                           potential competition from various sources. Our
                           cable television systems compete with other means
   Our cable television    of distributing video to home televisions such as
business is subject to     Direct Broadcast Satellite systems, commonly known
strong competition from    as DBS systems, and Multichannel Multipoint
several sources which      Distribution systems. Some of the regional Bell
could adversely affect     telephone operating companies and other local
revenue or revenue         telephone companies are in the process of entering
growth.                    the video-to-home business and several have
                           expressed their intention to enter the video-to-
                           home business. In addition, some regional Bell
                           operating



                           companies and local telephone companies have facilities which are capable of delivering cable television service. The equipment which telephone companies use in providing local exchange service may give them competitive advantages over us in distributing video to home televisions. The regional Bell operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business. We cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           We also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

   Hyperion's operations
are also subject to risk   In each of the markets served by Hyperion's
because Hyperion           networks, the competitive local exchange carrier
competes principally       services offered by Hyperion compete principally
with established local     with the services offered by the incumbent local
telephone carriers that    telephone exchange carrier company serving that
have long-standing         area. Local telephone companies have long-standing
utility relationships      relationships with their customers, have the
with their customers and   potential to subsidize competitive services from
pricing flexibility for    monopoly service revenues, and benefit from
local telephone            favorable state and federal regulations. The merger
services.                  of Bell Atlantic and NYNEX created a very large
                           company whose combined territory covers a
                           substantial portion of Hyperion's markets. Other
                           combinations are occurring in the industry, which
                           may have a material adverse effect on Hyperion and
                           us.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Hyperion's markets to do the following:

                              .  lower their rates substantially,

                              . engage in aggressive volume and term discount pricing practices for their customers, or



                              .  charge excessive fees to Hyperion for
                                 interconnection to the incumbent local
                                 telephone company's networks.

   If the regional Bell
telephone companies        The regional Bell operating companies can now
could get regulatory       obtain regulatory approval to offer long distance
approval to offer long     services if they comply with the interconnection
distance service in        requirements of the federal Telecommunications Act
competition with           of 1996. To date, the FCC has denied the requests
Hyperion's significant     for approval filed by regional Bell operating
customers, some of         companies in Hyperion's operating areas. However,
Hyperion's major           an approval of such a request could result in
customers could lose       decreased market share for the major long distance
market share.              carriers which are among Hyperion's significant
                           customers. This could have an adverse effect on
                           Hyperion.

   The regional Bell
telephone companies        Regional Bell operating companies have also
continue to seek           recently filed petitions with the FCC requesting
regulatory approvals       waivers of other obligations under the federal
that could significantly   Telecommunications Act of 1996. These involve
enhance their              services the Company also provides such as high
competitive position       speed data, long distance, and service to Internet
against Hyperion.          Service Providers. If the FCC grants the regional
                           Bell operating companies petitions, this could have
                           a material adverse effect on Hyperion.

                           Potential competitors for Hyperion include other
   Potential competitors   competitive local exchange carriers, incumbent
to Hyperion's              local telephone companies which are not subject to
telecommunications         regional Bell operating companies' restrictions on
services include the       offering long distance service, AT&T, MCIWorldCom,
regional Bell telephone    Sprint and other long distance carriers, cable
companies, AT&T,           television companies, electric utilities, microwave
MCIWorldCom and Sprint,    carriers, wireless telecommunications providers and
electric utilities, and    private networks built by large end users. Both
other companies that       AT&T and MCIWorldCom have announced that they have
have advantages over       begun to offer local telephone services in some
Hyperion.                  areas of the country, and AT&T recently announced a
                           new wireless technology for providing local
                           telephone service. AT&T and Tele-Communications,
                           Inc. have merged. Although Hyperion has good
                           relationships with the long distance carriers, they
                           could build their own facilities, purchase other
                           carriers or their facilities, or resell the
                           services of other carriers rather than use
                           Hyperion's services when entering the market for
                           local exchange services.


                           Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

We Are Subject to          The cable television industry and the provision of
Extensive Regulation       local telephone exchange services are subject to
                           extensive regulation at the federal, state and
   Our cable television    local levels, and many aspects of such regulation
and telecommunications     are currently the subject of judicial proceedings
businesses are heavily     and administrative or legislative proposals. In
regulated as to rates we   particular, the FCC adopted regulations that limit
can charge and other       our ability to set and increase rates for our basic
matters. This regulation   and cable programming service packages and for the
could limit our ability    provision of cable television-related equipment.
to increase rates, cause   The law permits certified local franchising
us to decrease then        authorities to order refunds of rates paid in the
current rates or require   previous twelve-month period determined to be in
us to refund previously    excess of the permitted reasonable rates. It is
collected fees.            possible that rate reductions or refunds of
                           previously collected fees may be required in the future.

                           The cable television industry is subject to state and local regulations and we must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

   The federal Telecom-    The federal Telecommunications Act of 1996
munications Act of 1996    substantially changed federal, state and local laws
may have a significant     and regulations governing our cable television and
impact on our ca-          telecommunications businesses. This law could
ble television and tele-   materially affect the growth and operation of the
phone businesses.          cable television industry and the cable services we
                           provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.


                           Similarly, the Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion.

Unequal Voting Rights of   Adelphia has two classes of common stock--Class A
Stockholders               which carries one vote per share and Class B which
                           carries ten votes per share. Under our Certificate
                           of Incorporation, the Class A shares elect only one
                           of our eight directors.

Control of Voting Power    As of March 1, 1999, the Rigas family beneficially
By the Rigas Family        owned shares representing about 48% of the total
                           number of outstanding shares of both classes of
                           Adelphia's common stock and about 81% of the total
                           voting power of Adelphia's shares. The public holds
                           a majority of the outstanding Class A shares,
                           although the Rigas family also owns about
   The Rigas family can    36% of these shares as of March 1, 1999. The Rigas
control stockholder de-    family owns about 99% of Adelphia's Class B shares.
cisions on very impor-     The Rigas family also owns shares of Adelphia's 8%
tant matters.              Series C Cumulative Convertible preferred stock
                           which, if converted, would increase its voting
                           power and beneficial ownership. As a result of the
                           Rigas family's stock ownership and an agreement
                           among the Class B stockholders, members of the
                           Rigas family have the power to elect seven of eight
                           Adelphia directors, and if they converted their
                           Convertible preferred stock might be able to elect
                           all eight directors. In addition, the Rigas family
                           could control stockholder decisions on other
                           matters such as amendments to our Certificate of
                           Incorporation and Bylaws, and mergers or other
                           fundamental corporate transactions.

There Are Potential
Conflicts of Interest      John J. Rigas and the other executive officers of
Between Adelphia and the   Adelphia, including other members of the Rigas
Rigas Family               family, own corporations and partnerships, which
                           are managed by us for a fee. Subject to the
                           restrictions contained in a business opportunity
                           agreement regarding future acquisitions, Rigas
                           family members and the executive officers are free
                           to continue to own these interests and acquire
                           additional interests in cable television systems.
                           These activities could present a conflict of
                           interest with us, such as how much time our
                           executive officers devote to our business. In
                           addition,



                           there have been and will continue to be
                           transactions between us and the executive officers or the other entities they own or have affiliations with. Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Adelphia's Acquisitions    Because Adelphia is experiencing a period of rapid
and Expansion Could        expansion through acquisition, the operating
Involve Operational        complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Adelphia's ability to manage such
                           expansion effectively will require it to continue
                           to expand and improve its operational and financial
                           systems and to expand, train and manage its
                           employee base.

                           Both the Century and FrontierVision transactions and Adelphia's other recent acquisitions involve the acquisition of companies that have previously operated independently. Adelphia may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel. There is no guarantee that Adelphia will be able to realize the benefits expected from the integration of operations from these transactions.

The Century Acquisition    The Century merger requires approvals from
May Not Be Completed if    Century's shareholders and Adelphia's stockholders.
The Required Approval of   Although under the merger and related agreements
Century's Class A          the Class B shareholders of Century and the
Shareholders is Not        controlling stockholders of Adelphia have agreed to
Obtained                   vote in favor of the merger, the companies cannot
                           predict the ultimate outcome of the required vote
                           of the Class A shareholders of Century. If that
                           vote is not obtained, the companies might not be
                           able to complete the proposed transaction as
                           currently structured or in a timely manner, if at
                           all.

Year 2000 Issues Present   The year 2000 issue refers to the inability of
Risks to Our Business      computerized systems and technologies to recognize
Operations in Several      and process dates beyond December 31, 1999. This
Ways                       could present risks to the operation of our
                           business in several ways. Our computerized business
                           applications that could be adversely affected by
                           the year 2000 issue include:

                              .  information processing and financial
                                 reporting systems,

                              .  customer billing systems,

                              .  customer service systems,

                              . telecommunication transmission and reception systems, and

                              .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

                           The statements contained or incorporated by
Forward-Looking            reference in this prospectus that are not
Statements in This         historical facts are "forward-looking statements"
Prospectus Are Subject     and can be identified by the use of forward-looking
to Risks and               terminology such as "believes," "expects," "may,"
Uncertainties              "will," "should," "intends" or "anticipates" or the
                           negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's 1998 Annual Report on Form 10-K and in Adelphia's Form 10-Qs, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which we operate.

                           Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

What Could Happen if
There Is a Change of       Upon a Change of Control, as more fully described
Control                    under "Description of Notes," the Indenture
                           governing the notes and most of our other
                           indentures contain provisions that require us to
                           commence an offer to redeem:

                              .  the notes, and

                              .  most of the other debt at the Adelphia Parent
                                 Company.

                           If a Change of Control occurs, we cannot assure you that we:

                              . will have the ability to make a change of control offer to the holders of the notes,

                              . will have sufficient funds to repurchase all securities (including the notes) entitled to be repurchased, or

                              . could obtain any additional debt or equity financing in an amount sufficient to repurchase such securities.

                           For more information you should read "Description of the Notes--Covenants--Change of Control Offer."

No Market for the Notes
                           Currently there is no market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. However, the initial purchaser of the old notes has applied to the National Association of Securities Dealers,
                           Inc. to have the notes designated as PORTAL securities. Although we have been advised by the initial purchaser that it intends to make a market in the notes, it is not obligated to do so. Therefore, any market-making activities in the notes may be discontinued at any time without notice. We cannot assure you as to the development or liquidity of any market for the notes. If a market for the notes does develop, the notes could trade at prices that may be higher or lower than their initial offering price, depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities. Historically, the market for non-investment-grade debt like the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that, if a market for the notes does develop, that market would not be subject to similar disruptions.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia for the periods indicated. For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends:

  . earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest, and

  . fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

                        Fiscal Year Ended March 31,
----------------------------------------------------------------------------------------------------------
   1994             1995                       1996                       1997                       1998
   -----            -----                      -----                      -----                      -----
     --                --                         --                         --                         --

   For the years ended March 31, 1994, 1995, 1996, 1997 and 1998, and the nine months ended December 31, 1998, Adelphia's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $65,997,000, $69,146,000, $78,189,000, $61,848,000, $113,941,000 and
$116,899,000, respectively. On a pro forma basis, our earnings were insufficient to cover our combined fixed charges and preferred stock dividends by $158,655,000 and $134,962,000 for the year ended March 31, 1998 and the nine months ended December 31, 1998, respectively.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   On January 13, 1999, Adelphia issued $100,000,000 aggregate principal amount of 7 1/2% Senior Notes and $300,000,000 aggregate principal amount of 7 3/4% Senior Notes to the initial purchasers of the notes. We did not register that issuance under the Securities Act. Rather, we relied upon the private placement exemptions under Rule 144A, Regulation S, and Section 4(2) of the Securities Act. In connection with the issuance and sale of the old notes, we entered into the registration rights agreement. The registration rights agreement requires us to:

 .  cause the old notes to be registered under the Securities Act or

 . file with the SEC a registration statement under the Securities Act with respect to the issuance of new notes; and

  . use our best efforts to cause such registration statement to become effective under the Securities Act, and

  . upon the effectiveness of that registration statement, to offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act.

   A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations under it.

   Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the new notes issued in exchange for old notes may offer for resale, resell and otherwise transfer the new notes, other than any such holder which is an "affiliate" of Adelphia within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true so long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer who acquired old notes directly from Adelphia cannot exchange such old notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. You should read "Plan of Distribution" for more information.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, Adelphia will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the last day of the exchange offer. Adelphia will issue a principal amount of new notes in exchange for an equal principal amount of outstanding old notes tendered and accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. The date of acceptance for exchange of the old notes for the new notes will be the first business day following the last day of the exchange offer or as soon as practicable thereafter.

   The terms of the new notes and the old notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and liquidated damages for registration defaults, as more fully described under "Description of the Notes," relating to the old notes which will not apply to the new notes. You should read "Description of the Notes" for more information. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the Indenture pursuant to which the old notes were issued.

   As of the date of this prospectus, $100,000,000 aggregate principal amount of the 7 1/2% Senior Notes and $300,000,000 aggregate principal amount of the 7 3/4% Senior Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the old notes.

   You do not have any appraisal or dissenters' rights under state law or the Indenture in connection with the exchange offer. Adelphia intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the rules and regulations of the SEC. Old notes which are not tendered and were not prohibited from being tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the registration rights agreement.

   Upon satisfaction or waiver of all the conditions to the exchange offer, on the first business day following the last day of the exchange offer, Adelphia will accept all old notes properly tendered and not withdrawn and will issue new notes in exchange therefor. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we had given oral or written notice to that effect the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the new notes from Adelphia.

   In all cases, we will issue new notes for old notes that are accepted for exchange only after timely receipt by the Exchange Agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents. We nevertheless reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted or nonexchanged old notes or substitute old notes evidencing the unaccepted portion, as appropriate, without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   If you tender old notes in the exchange offer, you will not pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. For more information you should read "Fees and Expenses."

Expiration Date; Extensions; Amendments

   When we use the term expiration date, we mean 5:00 p.m., New York City time,
on        , 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date means the latest date and time to which we extend the exchange offer. However, we cannot extend the exchange offer beyond 30 business days after the date of this prospectus.

   If we decide to extend the expiration date, we will notify the Exchange Agent of the extension by oral or written notice and will mail to the registered holders an announcement of the extension, prior to 9:00 a.m., New York City time, on the next business day after the then expiration date.

   We reserve the right, in our sole discretion:

  . to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "Conditions" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or

  .  to amend the terms of the exchange offer.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the event. If we amend the exchange offer in a manner that we believe constitutes a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of that amendment.

   Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

   The 7 1/2% Series B Senior Notes will bear interest at the rate of 7 1/2% per year and the 7 3/4% Series B Senior Notes will bear interest at the rate of 7 3/4% per year, payable semi-annually, in cash, on January 15 and July 15 of each year, from the most recent date to which interest has been paid on the old notes or, if no such payment has been made, from January 13, 1999.

Conditions

   Notwithstanding any other term of the exchange offer, Adelphia will not be required to exchange any new notes for any old notes, and may terminate or amend the exchange offer before the acceptance of any old notes for exchange, if:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which seeks to restrain or prohibit the exchange offer or, in our judgment, would materially impair the ability of us to proceed with the exchange offer, or

  . any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in our judgment, would materially impair the ability of us to proceed with the exchange offer, or

  . the exchange offer or its consummation would otherwise violate or be prohibited by applicable law.

   If we determine in our sole discretion that any of these conditions is not satisfied, we may:

  . refuse to accept any old notes and return all tendered old notes to the tendering holders,

  . extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such old notes to withdraw their tendered old notes, or

  . waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition or we may waive them in whole or in part at any time, and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above shall be final and binding on all parties.

Procedures for Tendering

   The tender of old notes by a holder as set forth below, including the tender of old notes by book-entry delivery pursuant to the procedures of DTC (the Depository Trust Company), and the acceptance thereof by us will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   Only a holder of old notes may tender old notes in the exchange offer. To tender in the exchange offer, you must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, together with the old notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date, or

  .  comply with the guaranteed delivery procedures described below.

   Delivery of all documents must be made to the Exchange Agent at its address set forth in this prospectus.

  Please Note:

  . The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and your risk.

  . Instead of delivery by mail, we recommend that you use an overnight or hand delivery service.

  . In all cases, you should allow sufficient time to assure delivery to the Exchange Agent before the expiration date.

  . You should not send the letter of transmittal or your old notes to Adelphia. You may request your broker, dealer, commercial bank, trust company or nominee to handle the above transactions for you.

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, that owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any Eligible Institution (as defined below) unless the old notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an Eligible Institution, which means a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

   If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by a properly completed bond power, which the registered holder has signed as such its name appears on the old notes, with the signature on it guaranteed by an Eligible Institution. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should indicate this when signing, and unless waived by Adelphia, submit evidence satisfactory to Adelphia of their authority to act with the letter of transmittal.

   Any financial institution that is a participant in the book-entry transfer facility, DTC, for the old notes, may make book-entry delivery of old notes by causing DTC to transfer such old notes into the Exchange Agent's account with respect to the old notes in accordance with DTC's procedures for such transfer, including if applicable the procedures under the Automated Tender Offer Program. Such delivery must be accompanied by either:

  . the letter of transmittal or facsimile thereof, with any required signature guarantees, or

  . an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

   The Exchange Agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer.

   The term "Agent's Message" means a message, transmitted by DTC, received by the Exchange Agent and forming part of a book-entry transfer where a tender is initiated, which states that DTC has received an express acknowledgement from a participant tendering old notes that such participant has received and agrees to be bound by the terms of the letter of transmital and that Adelphia may enforce such agreement against the participant.

   We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes in our discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes for which, in the opinion of our counsel, our acceptance would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither Adelphia, the Exchange Agent nor any other person shall be liable for failure to give notification. We will not deem tenders of old notes to have been made until such defects or irregularities have been cured or waived. If the Exchange Agent receives any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived will return these notes, the Exchange Agent will return these notes to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth above under "Conditions," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise, with terms of offer or purchase that could differ from the terms of the exchange offer.

   By tendering, you will be representing to us:

  . that the new notes you will acquire are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder,

  . that neither you nor any such person has an arrangement or understanding with any person to participate in the distribution of such new notes, and

  . that neither you nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Adelphia, or that if you are an "affiliate," that you will comply with the registration and prospective delivery requirements of the Securities Act to the extent applicable.

Guaranteed Delivery Procedures

   If you wish to tender your old notes and:

  .  your old notes are not immediately available,

  . you cannot deliver your old notes, the letter of transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or

  . you cannot complete the procedures for book-entry transfer of old notes to the Exchange Agent's account with DTC prior to the Expiration Date.

   You may still complete a tender if:

  .  the tender is made through an Eligible Institution,

  . on or prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth your name and address, the certificate number(s) of such old notes (if possible) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business trading days after the Expiration Date,

    . the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the old notes and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the Exchange Agent, or

    . that book-entry transfer of such old notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent, and

  . the properly completed and executed letter of transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal, or confirmation of book-entry transfer of the old notes into the Exchange Agent's account at DTC, are received or deemed to be received by the Exchange Agent within three business trading days after the Expiration Date.

   Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Terms and Conditions of the Letter of Transmittal

   The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer:

   By tendering your old notes, you exchange, assign and transfer the old notes to us and irrevocably constitute and appoint the Exchange Agent as your agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. You represent and warrant to us and the Exchange Agent that:

  . you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire the new notes in exchange for the old notes,

  . when the old notes are accepted for exchange, we will acquire good and unencumbered title to the old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim,

  . you will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes, and

  . acceptance of any tendered old notes by us and the issuance of new notes in exchange therefor will constitute performance in full by us of our obligations under the registration rights agreement and we will have no further obligations or liabilities thereunder to such holders (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by you as a holder will survive your death or incapacity and all of your obligations will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators of the holder.

   By tendering, you will also certify that you:

  . are not an "affiliate" of Adelphia within the meaning of Rule 405 under the Securities Act or that, if you are an "affiliate," you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

  .  are acquiring the new notes in the ordinary course of your business, and

  . have no arrangement with any person or intent to participate in, and you are not participating in, the distribution of the new notes.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of old notes in the exchange offer, you must send a telegram, telex, facsimile transmission or letter indicating notice of withdrawal which must be received by the Exchange Agent at its address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  . specify the name of the person having tendered the old notes to be withdrawn, the Depositor,

  . identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes),

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee for the old notes register the transfer of such old notes into the name of the person withdrawing the tender, and

  . specify the name in which any such old notes are to be registered, if different from that of the Depositor.

   If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes or otherwise comply with DTC's procedures. Adelphia will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and its determination will be final and binding on all parties. We will deem any old notes so withdrawn to have been not validly tendered for purposes of the exchange offer and we will not issue any new notes with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes you have tendered but which are not accepted for payment will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Untendered Old Notes

   Holders of old notes whose old notes are not tendered or are tendered but not accepted in the exchange offer will continue to hold such old notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the exchange offer, the holders of old notes will continue to be subject to the existing restrictions upon transfer thereof and we will have no further obligations to such holders, other than the initial purchaser, to provide for the registration under the Securities Act of the old notes held by them. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

Exchange Agent

   Bank of Montreal Trust Company, the Trustee under the Indenture has been appointed as Exchange Agent of the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail, by           By Facsimile:
  hand or by Overnight Courier:                 Bank of Montreal Trust Company
  Bank of Montreal Trust Company                Attention Reorganization
  Wall Street Plaza                             Department
  88 Pine Street, 19th Floor                    (212) 701-
  New York, NY 10005
  Attention: Reorganization Department          Confirm by Telephone:
                                                (212) 701-

   Delivery to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above will not constitute a valid delivery.

Fees and Expenses

   We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, we may make additional solicitation by telegraph, telephone or in person by officers, regular employees or agents of Adelphia and its affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of holders in delivering their old notes to the Exchange Agent.

   We will pay the cash expenses we incur in connection with the performance and completion of the exchange offer. These expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

   We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

   Upon consummation of the exchange offer, holders of old notes that were not prohibited from participating in the exchange offer and did not tender their old notes will not have any registration rights under the registration rights agreement with respect to their nontendered old notes and, accordingly, their old notes will continue to be subject to the restrictions on transfer contained in the legend on them. In general, the old notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC with respect to similar transactions, we believe that a holder may offer for resale, resell or otherwise transfer the new notes issued pursuant to the exchange offer in exchange for old notes (other than any such holder which is an "affiliate" of Adelphia within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder acquired its new notes in the ordinary course of its business, the holder has no arrangement or understanding with any person to participate in the distribution of such new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. If any holder has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, the holder:

  . could not rely on the applicable interpretations of the staff of the SEC, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of its new notes. For more information you should read "Plan of Distribution." The new notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The registration rights agreement requires Adelphia to register the new notes in any jurisdiction requested by the holders, subject to certain limitations.

Other

   Participation in the exchange offer is voluntary and you should carefully consider whether to accept. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

   Upon consummation of the exchange offer, holders of the old notes that were not prohibited from participating in the exchange offer and did not tender their old notes will not have any registration rights under the registration rights agreement with respect to such nontendered old notes and, accordingly, such old notes will continue to be subject to the restrictions on transfer contained in the legend on them. However, in the event Adelphia fails to consummate the exchange offer or a holder of old notes notifies Adelphia in accordance with the registration rights agreement that it will be unable to participate in the exchange offer due to circumstances delineated in the registration rights agreement, then the holder of the old notes will have certain rights to have its old notes registered under the Securities Act pursuant to the registration rights agreement, subject to applicable conditions.

   We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer, and to the best of our information and belief, each person participating in the exchange offer is acquiring the new notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the new notes to be received in the exchange offer. In this regard, we will make each person participating in the exchange offer aware (through this prospectus or otherwise) that any holder using the exchange offer to participate in a distribution of new notes to be acquired in the registered exchange offer:

  . may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters, and

  . must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

   The new notes will be recorded at the same carrying value as the old notes as reflected in Adelphia's accounting records on the exchange date. Accordingly, no gain or loss for accounting purposes will be recognized by Adelphia. The costs of the exchange offer will be expensed over the term of the new notes.

                                USE OF PROCEEDS

   There will be no cash proceeds payable to us from the issuance of the new notes pursuant to the exchange offer. The net proceeds less offering costs received by us from the January 13, 1999 sale of old notes were approximately $393,700,000. Of this amount, approximately $160,000,000 was used by Adelphia to redeem a portion of the 9 1/2% Senior Pay-In-Kind Notes due 2004. The remainder of these net proceeds were contributed to Adelphia's subsidiaries and used to repay borrowings under revolving credit facilities of those subsidiaries. Our subsidiaries may reborrow these funds and use them for general corporate purposes. As of December 31, 1998, the average effective interest rate charged on these subsidiary credit facilities was approximately 6.48%.

                            DESCRIPTION OF THE NOTES

General

   The 7 1/2% Senior Notes and the 7 3/4% Senior Notes constitute separate series of Senior Notes issued pursuant to the January 13, 1999 Indenture, (the "Indenture"), between Adelphia and Bank of Montreal Trust Company, as trustee (the "Trustee"). The New Notes, like the Old Notes, will be issued pursuant to the Indenture. As used in this section, (i) the term Old Notes refers to both series of Senior Notes, the 7 1/2% Senior Notes due 2004 and the 7 3/4% Senior Notes due 2009, (ii) the term New Notes refers to both Series of Notes, the 7 1/2% Series B Senior Notes due 2004 and the 7 3/4% Series B Senior Notes due 2009, and (iii) the term Notes refers to both the Old Notes and the New Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the New Notes are substantially identical to the Old Notes in all material respects, including interest rate and maturity, except that (i) the New Notes will not be subject to the restrictions on transfer (other than with respect to holders that are broker-dealers, persons who participated in the distribution of the Old Notes or affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related liquidated damages (other than those that have accrued and were not paid) with respect to registration defaults will have been deemed satisfied. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified by reference to the Indenture including the definitions of certain terms used below. A copy of the Indenture and Registration Rights Agreement is available as set forth under "Where You Can Find More Information." As used in this section, the term Registration Rights Agreement refers to the Registration Rights Agreement between Adelphia and the initial purchasers of the Old Notes, dated January 13, 1999. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." As used in this section, the term "Adelphia" refers only to the Adelphia Parent Company and not to subsidiaries.

   As of the date of this prospectus, $100,000,000 principal amount of 7 1/2% Senior Notes and $300,000,000 principal amount of 7 3/4% Senior Notes were outstanding.

   The Indenture authorizes the issuance of up to $700,000,000 in aggregate principal amount of the Notes. The Notes are general senior unsecured obligations of Adelphia and are effectively subordinate in right of payment to the liabilities of Adelphia's subsidiaries. For more information you should read "Subordination to Subsidiary Debt" and "Certain Definitions" below.

   The 7 1/2% Senior Notes will mature on January 15, 2004. The 7 3/4% Senior Notes will mature on January 15, 2009. Adelphia will pay interest on the Notes on January 15 and July 15 of each year, commencing July 15, 1999, to the persons who are registered holders at the close of business on the January 1 and July 1 immediately preceding the interest payment date. The Notes will not be redeemable prior to the maturity date.

   The Notes will be issued only in fully registered form without coupons and will be issued in denominations of $1,000 and integral multiples thereof.

   The Indenture and the existing indentures under which Adelphia's other Public Debt was issued contain covenants which may afford holders of Adelphia's Public Debt certain protections regarding leverage and the incurrence of indebtedness. These include covenants which limit the amount of additional indebtedness that may be incurred by Adelphia and its subsidiaries, which restrict mergers and consolidations by Adelphia unless after giving effect to the transaction the consolidated fixed charge ratio of the surviving entity satisfies certain compliance tests, and which require such Notes and Adelphia's Public Debt to be secured equally and ratably with other indebtedness in certain circumstances where Adelphia creates or assumes liens on its property or assets in connection therewith. For more information you should read "Covenants" below.

   The Unrestricted Subsidiaries of Adelphia include Hyperion, Global Cablevision, Inc. and Orchard Park Cablevision, Inc., their respective subsidiaries, and certain other subsidiaries.

   The Notes are not redeemable and there is no mandatory redemption or sinking fund prior to maturity.

Ranking

   The New Notes will be senior unsecured indebtedness of Adelphia, will rank pari passu in right of payment with other unsubordinated indebtedness of Adelphia and senior in right of payment to all future subordinated indebtedness of Adelphia. The operations of Adelphia are conducted through its subsidiaries and, therefore, Adelphia is dependent on the earnings and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the New Notes. Because the assets of its subsidiaries constitute substantially all of the assets of Adelphia, and because the subsidiaries will not guarantee the payment of principal of and interest on the New Notes, the claims of holders of the New Notes effectively will be subordinated to the claims of creditors of such entities. As of December 31, 1998 on an as adjusted basis, after giving effect to the offering of the Old Notes and the issuances of stock and debt described under "Recent Developments," and the application of the net proceeds therefrom, the Notes would have been effectively subordinated to $1.6 billion of indebtedness and redeemable preferred stock of Adelphia's subsidiaries. As of December 31, 1998, the total indebtedness of Adelphia's subsidiaries to banks and institutions, on a consolidated basis, aggregated $1.7 billion. For more information you should read "Risk Factors--Holding Company Structure and Potential Impact of Restrictive Covenants in Subsidiary Debt Agreements." In addition, at December 31, 1998, Hyperion had $0.2 billion in redeemable preferred stock.

Registration Rights; Liquidated Damages

   Adelphia and the initial purchasers entered into the Registration Rights Agreement on January 13, 1999 (the "Closing Date"). Pursuant to the Registration Rights Agreement,

Adelphia agreed to several matters regarding registration of the Old Notes, as described in this and the following four paragraphs in this section. Capitalized terms used in this section and not defined in this prospectus will have the meanings given to them in the Registration Rights Agreement.

   Adelphia agreed to use its reasonable efforts to file with the SEC on or prior to 90 days after the Closing Date the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, Adelphia will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) Adelphia is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy, or (ii) any Holder of Transfer Restricted Securities notifies Adelphia on or prior to the 20th Business Day following consummation of the Exchange Offer that it (a) is prohibited by law or SEC policy from participating in the Exchange Offer or (b) may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (iii) any holder of Transfer Restricted Securities is a broker-dealer and holds Notes acquired directly from Adelphia or an affiliate of Adelphia, and shall so notify Adelphia, Adelphia will file with the SEC a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Adelphia will use its best efforts to cause the applicable registration statement to be declared effective by the SEC within the applicable time period. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such
Note is distributed to the public pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, at any time after Consummation (as defined in the Registration Rights Agreement) of the Exchange Offer, Adelphia may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of Adelphia determines in good faith that such action is in the best interests of Adelphia, and Adelphia notifies the Holders within a certain period of time after the Board of Directors of Adelphia makes such determination or (ii) the prospectus contained in the Shelf Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the period referred to in the Registration Rights Agreement during which the Shelf Registration Statement is required to be effective and usable will be extended by the number of days during which such registration statement was not effective or usable pursuant to the foregoing provisions.

   The Registration Rights Agreement provides that (i) Adelphia will use its reasonable efforts to file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the Closing Date, (ii) Adelphia will use its best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the Closing Date (which 180-day period shall be extended for a number of days equal to the number of Business Days, if any, that the SEC is officially closed during such period),
(iii) unless the Exchange Offer would not be permitted by applicable law or SEC policy, Adelphia will commence the Exchange Offer and use its best efforts to issue on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, Adelphia will use its best efforts to file the Shelf Registration Statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 90 days after such filing obligation arises. If (a) Adelphia fails to file either of the Registration Statements required by the January 13, 1999, Registration Rights Agreement on or before the date specified for such filing, (b) either of such Registration Statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) Adelphia fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) subject to the last sentence of the preceding paragraph, the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective, but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above is a "Registration Default"), then, subject to the last sentence of the preceding paragraph, Adelphia will pay Liquidated Damages to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum on the principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 2.0% per annum on the principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by Adelphia in cash on each Damages Payment Date to the Global Note Holder (and any holder of Certificated Securities who has given wire-transfer instructions to Adelphia at least 10 Business Days prior to the Damages Payment Date) by wire transfer of immediately available funds and to all other Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

   Holders of the Old Notes will be required to make certain representations to Adelphia (as described in the Registration Rights Agreement) in order to participate in the Exchange

Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

   The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to Adelphia.

   Except as described below under "--Modification of Indenture," the Old Notes and the New Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and repurchase offers, and for purposes of this "Description of the Notes" (except under this caption, "--Registration Rights; Liquidated Damages"), all reference herein to "Notes" shall be deemed to refer collectively to the Old Notes and any New Notes, unless the context otherwise requires.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Adelphia, (ii) which beneficially owns or holds 10% or more of any class of the voting Capital Stock of Adelphia, or (iii) of which 10% or more of the voting Capital Stock is beneficially owned or held by Adelphia, a Restricted Subsidiary or an Unrestricted Subsidiary of Adelphia. Without limitation, an Affiliate also includes any director or executive officer of Adelphia. As used herein, "Affiliate" shall not include a Restricted Subsidiary.

   "Aggregate Excess Restricted Investments" means for any fiscal quarter the aggregate of Excess Restricted Investments with respect to the Restricted Investments in all of the Unrestricted Subsidiaries and Affiliates of Adelphia.

   "Allowable Securities" means (i) cash equivalents, (ii) common or preferred Capital Stock in a Person which (x) has Investment Grade Senior Debt or (y) whose ratio of Indebtedness plus Preferred Stock to Annualized Pro Forma EBITDA is less than 7.75:1, or (iii) debt securities issued by a Person which (x) has Investment Grade Senior Debt or (y) whose Leverage Ratio is less than 7.75:1, provided that the securities in (ii)(y) and (iii)(y) above shall only be deemed to be Allowable Securities if the principal business of the Person is owning and operating cable television systems.

   "Annualized Pro Forma EBITDA" means, with respect to any Person, (i) such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four, minus (ii) in the case of Adelphia only, Adelphia's Aggregate Excess Restricted Investments for such fiscal quarter.

   "Asset Sale" means the sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, (b) all or substantially all of the assets of Adelphia or of any Restricted Subsidiary, or (c) all or substantially all of the assets of a Company System or part thereof serving at least 5,000 basic subscribers, a division, line of business or comparable business segment of Adelphia or any Restricted Subsidiary.

   "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

   "Capital Stock Sale Proceeds" means the aggregate net sale proceeds (including the fair market value of property, other than cash, as determined by an independent appraisal firm) received by Adelphia from the issue or sale (other than to a Subsidiary) by Adelphia of any class of its Capital Stock on or after January 1, 1993 (including Capital Stock of Adelphia issued after January 1, 1993 upon conversion of or in exchange for other securities of Adelphia).

   "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

   "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Rigas Family and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia and (b) the Rigas Family, together with its Affiliates, is not at such time the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia, or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted Adelphia's Board of Directors (together with any new directors whose election by Adelphia's Board of Directors or whose nomination for election by Adelphia's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by the Rigas Family and its Affiliates at a time when they had the right or ability by voting right, contract or otherwise to elect or designate for election a majority of Adelphia's Board of Directors) cease for any reason to constitute a majority of the directors then in office.

   "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

   "Consolidated Fixed Charge Ratio" means, for any Person, for any period, the ratio of (i) Annualized Pro Forma EBITDA to (ii) Consolidated Interest Expense for such period multiplied by four.

   "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends and the interest component of rentals in respect of any Capitalized Lease Obligation paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

   "Cumulative Credit" means the sum of (i) Capital Stock Sale Proceeds plus
(ii) cumulative EBITDA of Adelphia from and after January 1, 1993 to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

   "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by Adelphia from January 1, 1993 to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with generally accepted accounting principles.

   "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) consolidated net income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing consolidated net income for such period, minus (B) all non-cash items increasing consolidated net income for such period, all for such Person and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied, except that with respect to Adelphia each of the foregoing items shall be determined on a consolidated basis with respect to Adelphia and its Restricted Subsidiaries only.

   "Excess Restricted Investment" means, with respect to any particular Unrestricted Subsidiary or Affiliate of Adelphia for a fiscal quarter, the lesser of the amounts described in the following clauses (i) and (ii), or, if such amounts are equal, such amount:

     (i) the aggregate amount of any Restricted Investments (other than the Initial Investment) made by Adelphia or any Restricted Subsidiary with respect to such Unrestricted Subsidiary or Affiliate and during the twelve-month period ending on the last day of such fiscal quarter;

     (ii) cash income received during such quarter by Adelphia with respect to its Restricted Investments in such Unrestricted Subsidiary or Affiliate multiplied by four;

and provided that cash income from a particular Restricted Investment shall be included only (x) if cash income has been received by Adelphia with respect to such Restricted Investment during each of the previous two fiscal quarters, or
(y) if the cash income derived from such Restricted Investment is attributable to Allowable Securities.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Indebtedness" is defined to mean (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) in the case of Adelphia, Preferred Stock of its Restricted Subsidiaries and (v) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable.

   "Initial Investment" means the Restricted Investment in a Person made by Adelphia or a Restricted Subsidiary that first results in such Person becoming an Unrestricted Subsidiary or Affiliate of Adelphia, except that in the case of Olympus, "Initial Investment" shall mean any Restricted Investment made in Olympus since February 22, 1994, but only to the extent that such Restricted Investment when aggregated with the other Restricted Investments made in Olympus since such date does not exceed $25,000,000.

   "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

   "Investment Grade Senior Debt" means, with respect to any Person, Indebtedness of such Person which has been rated with an investment grade rating by Moody's or Standard & Poor's.

   "Leverage Ratio" is defined as the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of Adelphia, its Restricted Subsidiaries) divided by (ii) the Annualized Pro Forma EBITDA of such Person.

   "Lien" means with respect to any property or assets of Adelphia (it being understood that for purposes of this definition property or assets of Adelphia do not include property or assets of any Subsidiary of Adelphia) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sale, or other title retention agreement having substantially the same economic effect as any of the foregoing) except for (i) liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or are being contested in good faith and by appropriate proceedings; (iii) other liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; or (v) liens arising upon entry of a confession of judgment in Pennsylvania courts in connection with borrowings not in excess of $1,000,000 in aggregate.

   "Permitted Investments" means, for any Person, Restricted Investments made on or after February 22, 1994 consisting of (i) advances for less than one year issued in the ordinary course of business for working capital purposes or for the purchase of property, plant and equipment in an amount not to exceed $5,000,000 in the aggregate outstanding, (ii) with respect to a Restricted Investment in Olympus, $25,000,000 plus the aggregate amount of cash income received by Adelphia from Olympus, minus the aggregate amount of all Restricted Investments made since February 22, 1994, with respect to Olympus, (iii) $20,000,000 plus the cash proceeds from the sale or redemption of, or income from, any Restricted Investments made on or after January 1, 1993, minus the aggregate amount of all Restricted Investments (excluding Restricted Investments made with respect to Olympus) since January 1, 1993, (iv) non-cash Restricted Investments made with the non-cash proceeds from the sale or redemption of, or income from, any Restricted Investments, or (v) an amount which, at the time of such Restricted Investment, does not exceed the amount of Restricted Payments that could then be made by Adelphia and its Restricted Subsidiaries under the covenant set forth under "Limitations on Restricted Payments"; provided further that no Restricted Investments may be made under (ii), (iii), (iv) or (v) unless pro forma for such Restricted Investment Adelphia could incur $1 of debt under the first paragraph of the covenant set forth under "Limitation on Indebtedness."

   "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement,
(ii) in the case of Indebtedness of Adelphia, the average life and the date such Indebtedness is scheduled to mature is not shortened and (iii) in the case of Indebtedness of Adelphia, the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced.

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; and provided further that, with respect to Adelphia, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of Adelphia.

   "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of Adelphia to effect a Change of Control.

   "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by Adelphia to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by Moody's or Standard & Poor's): (a) in the event the Notes are rated by either Moody's or Standard & Poor's on the Rating Date as Investment Grade Senior Debt, the rating of the Notes by both Moody's and Standard & Poor's Corporation shall be below Investment Grade Senior Debt; or (b) in the event the Notes are rated below Investment Grade Senior Debt by both Moody's and Standard & Poor's on the Rating Date, the rating of the Notes by either Moody's or Standard and Poor's shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

   "Redeemable Dividend" means, for any dividend with regard to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

   "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder at any time prior to the maturity of the Notes.

   "Restricted Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate of Adelphia.

   "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities), on or with respect to any shares of Capital Stock of Adelphia or Capital Stock of any Subsidiary which is consolidated with Adelphia in accordance with generally accepted accounting principles consistently applied, except for any dividend or distribution which is made solely to Adelphia or another Subsidiary or dividends or distributions payable solely in shares of Common Stock of Adelphia, or (ii) any redemption, repurchase, retirement or other direct or indirect acquisition of (a) Indebtedness of Adelphia which is subordinate in right of payment to the Notes, except by exchange for or out of the proceeds of the substantially concurrent issuance of Permitted Refinancing Indebtedness or from the proceeds of a sale of Capital Stock by Adelphia or (b) shares of Capital Stock of Adelphia or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock of Adelphia or any securities exchangeable for or convertible into any such shares, other than options issued or shares purchased or granted under Adelphia's Stock Option Plan of 1986 or Adelphia's Restricted Stock Bonus Plan, from any employee of Adelphia or any of its Subsidiaries who, together with any Person that, directly or indirectly, controls (other than by virtue of being directly or indirectly the employer of such employee), is controlled by or is under common control with such employee, owns less than 1% of the outstanding Capital Stock of Adelphia, except for the purchase, redemption, retirement or other acquisition of any shares of Adelphia's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its Capital Stock other than any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to July 15, 2003.

   "Restricted Subsidiary" means (a) any Subsidiary of Adelphia, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary or shall have been classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and
(b) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia, provided that on and after the date of such reclassification such Unrestricted Subsidiary shall not incur Indebtedness other than that permitted to be incurred by a Restricted Subsidiary under the provisions of the Indenture.

   "Rigas Family" means collectively John J. Rigas and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of Adelphia's Capital Stock beneficially owned by any of the foregoing have been transferred.

   "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

   "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary, (b) any Subsidiary of Adelphia which is classified after the date of the Indenture as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and (c) any subsidiary which as of the date of the Indenture has been declared an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia; provided that a Subsidiary organized or acquired after the date of the Indenture may be so classified as an Unrestricted Subsidiary only if immediately after the date of such classification, any investment by Adelphia and its Restricted Subsidiaries in such Subsidiary made at the time of the organization or acquisition of such Subsidiary would be a Restricted Investment permissible under the Indenture. The Trustee shall be given prompt notice by Adelphia of each resolution adopted by its Board of Directors under this provision, together with a copy of each such resolution adopted.

Subordination to Subsidiary Debt

   All liabilities of Adelphia's subsidiaries will be effectively senior in right of payment to the Notes. As of December 31, 1998, the total indebtedness of such subsidiaries to banks and institutions, on a consolidated basis, aggregated approximately $1.7 billion. For more information you should read "Risk Factors--Holding Company Structure and Potential Impact of Restrictive Covenants in Subsidiary Debt Agreements." In addition, at December 31, 1998, Hyperion had $.2 billion in redeemable preferred stock.

Covenants

   The Indenture contains, among others, the following covenants. Except as otherwise specified, all of the covenants described below appear in the Indenture.

   Limitation on Indebtedness. The Indenture provides that Adelphia will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively an "incurrence"), any Indebtedness unless, after giving effect to such incurrence on a pro forma basis, Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than the product of the Annualized Pro Forma EBITDA for the latest fiscal quarter preceding such incurrence for which financial statements are available, multiplied by 8.75.

   Notwithstanding the above, the Indenture does not limit the incurrence of Indebtedness which is incurred by Adelphia or its Restricted Subsidiaries for working capital purposes or capital expenditures with respect to plant, property and equipment of Adelphia and its Restricted Subsidiaries in an aggregate amount not to exceed $50,000,000. Further, the Indenture will not limit Permitted Refinancing Indebtedness, subject to the provisions of the covenant set forth under "Limitation on Restricted Payments."

   Limitation on Restricted Payments. The Indenture provides that, so long as any of the Notes remain outstanding, Adelphia shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment (as defined above) if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment, or (b) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after January 1, 1993 (the amount of any Restricted Payment, if other than cash, to be based upon fair market value as determined in good faith by Adelphia's Board of Directors whose determination shall be conclusive) would exceed an amount equal to the greater of (i) the sum of $5,000,000 or (ii) the difference between (a) the Cumulative Credit (as defined above) and (b) the sum of the aggregate amount of all Restricted Payments, and all Permitted Investments made pursuant to clause (v) of the definition of "Permitted Investments," made on or after January 1, 1993 plus 1.2 times Cumulative Interest Expense (as defined above).

   Mergers and Consolidations. The Indenture provides that Adelphia may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) Adelphia shall be the continuing Person, or the Person (if other than Adelphia) formed by such consolidation or into which Adelphia is merged or to which the properties and assets of Adelphia are transferred shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Adelphia under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis for the most recent quarter, the pro forma Consolidated Fixed Charge Ratio of the surviving entity shall be at least 1:1; provided that, if the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction is within the range set forth in Column A below, then the pro forma Consolidated Fixed Charge Ratio of the surviving entity after giving effect to such transaction shall be at least equal to the greater of the percentage of the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction set forth in column B or the ratio set forth in column C below:

            A                                  B                                              C
   --------------------                       ---                                           ------
   1.1111:1 to 1.4999:1                       90%                                           1.00:1
      1.5 and higher                          80%                                           1.35:1

and provided, further, that if the pro forma Consolidated Fixed Charge Ratio of the surviving entity is 2:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such proviso.

   In connection with any consolidation, merger or transfer contemplated by this provision, Adelphia shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental Indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

   Limitations on Investment in Affiliates and Unrestricted Subsidiaries.
 After the date of the Indenture, Adelphia may not, nor will Adelphia allow any Restricted Subsidiary to, make a Restricted Investment other than by way of Permitted Investments unless pro forma for such Restricted Investment the Leverage Ratio of Adelphia does not exceed 7.75:1.

   Covenant to Secure Notes Equally. The Indenture provides that except for Liens created or assumed by Adelphia in connection with the acquisition of real property or equipment to be used by Adelphia in the operation of its business which do not secure Indebtedness in excess of the purchase price of such real property or equipment, Adelphia covenants that, if it shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, it will make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with all other

Indebtedness of Adelphia secured by such Lien, as long as any such other Indebtedness of Adelphia shall be so secured. The restriction imposed by this covenant shall not apply with respect to a Lien, including a pledge of Capital Stock of a Subsidiary or an Affiliate, to secure Indebtedness which is an obligation of such Subsidiary or Affiliate and not an obligation of Adelphia.

   Limitation on Transactions with Affiliates. The Indenture provides that Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction with any Affiliate upon terms which would be any less favorable than those obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a person which is not an Affiliate. The Indenture will provide that Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction (or series of related transactions) involving in the aggregate $1,000,000 or more with any Affiliate except for (i) the making of any Restricted Payment, (ii) any transaction or series of transactions between Adelphia and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries (provided that no more than 5% of the equity interest in any of its Restricted Subsidiaries is owned by an Affiliate), and (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Adelphia or any of its Restricted Subsidiaries, so long as the Board of Directors of Adelphia in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; and provided further that for any Asset Sale, or a sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) of an interest in a Restricted Investment, involving an amount greater than $25,000,000, such Asset Sale or transfer of interest in a Restricted Investment is for fair value as determined by an opinion of a nationally recognized investment banking firm filed with the Trustee. Notwithstanding the foregoing, the Indenture provides that such provision will not prohibit any such transaction which is determined by the independent members of the Board of Directors of Adelphia, in their reasonable, good faith judgment (as evidenced by a Board Resolution filed with the Trustee) to be (a) in the best interests of Adelphia or such Restricted Subsidiary, and (b) upon terms which would be obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate.

   Limitation on Sale of Assets. The Indenture provides that neither Adelphia nor a Restricted Subsidiary shall sell an asset (including Capital Stock of Restricted Subsidiaries) or reclassify a Restricted Subsidiary existing on the date of the Indenture as an Unrestricted Subsidiary (a "Reclassification") unless (a) in the case of an asset sale, (i) at least 75% of the net proceeds received by Adelphia or such Restricted Subsidiary is in cash, cash equivalents or common or preferred Capital Stock or debt securities issued by a Person which has Investment Grade Senior Debt, and (ii) cash proceeds from the asset sale are used to reduce debt and such debt reduction results in Adelphia's Leverage Ratio being lower pro forma after such asset sale than prior to such asset sale, or (b) in the case of an asset sale or Reclassification, pro forma for such asset sale or Reclassification the Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than 7.75 multiplied by Annualized Pro Forma EBITDA, provided that in no case under either clause (a) or (b) shall Adelphia undertake an asset sale or Reclassification, if pro forma for such an asset sale or Reclassification Adelphia and its Restricted Subsidiaries would be the owners of fewer than 75% of the cable systems (measured on the basis of basic subscribers as of February 22, 1994) owned by Adelphia and its Restricted Subsidiaries as of February 22, 1994, provided however, that Adelphia and its Restricted Subsidiaries may sell additional assets of up to 10% of assets held as of February 22, 1994 if the consideration received from such sale is (i) cash which is used within 12 months to purchase additional systems of equivalent value or (ii) other cable systems of equivalent value.

   Change of Control Offer. Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia shall notify the Trustee in writing of such proposed occurrence or occurrence, as the case may be, and shall make an offer to purchase (the "Change of Control Offer") the Notes at a purchase price equal to 100% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

   Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia also shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at his address appearing in the register of the Notes maintained by the Registrar, a notice stating:

       (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, provided that a Change of Control Triggering Event has occurred and otherwise subject to the terms and conditions set forth herein;

       (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 50 days from the date such notice is mailed and no later than 15 days after the date of the corresponding Change of Control Triggering Event) (the "Change of Control Payment Date");

       (3) that any Note not tendered will continue to accrue interest;

       (4) that, unless Adelphia defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

       (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

       (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

       (7) that holders whose Notes are being purchased only in part will be issued New Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new
  Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; and

       (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

   Notwithstanding any other provision of this covenant, in the case of a notice of a Change of Control Offer that is being furnished by Adelphia with respect to a proposed Change of Control that has not yet actually occurred, Adelphia may specify in such notice that holders of the Notes shall be required to notify Adelphia, by a date not later than the date (the "Proposed Change of Control Response Date") which is 30 days from the date of such notice, as to whether such holders will tender their Notes for payment pursuant to the Change of Control Offer and to notify Adelphia of the principal amount of such Notes to be so tendered (with the failure of any holder to so notify Adelphia within such 30-day period to be deemed an election of such holder not to accept such Change of Control Offer). In such event, Adelphia shall have the option, to be exercised by a subsequent written notice to be sent, no later than 15 days after the Proposed Change of Control Response Date, to the same Persons to whom the original notice of the Change of Control Offer was sent, to cancel or otherwise effect the termination of the proposed Change of Control and to rescind the related Change of Control Offer, in which case the then outstanding Change of Control Offer shall be deemed to be null and void and of no further effect.

   On the Change of Control Payment Date, Adelphia shall (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to Adelphia. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

   There shall be no purchase of any Notes pursuant to this covenant if there has occurred (prior to, on or after, as the case may be, the tender of such Notes pursuant to the Change of Control Offer, by the holders of such Notes) and is continuing an Event of Default. The

Paying Agent will promptly return to the respective holders thereof any Notes
(a) the tender of which has been withdrawn in compliance with the Indenture or
(b) held by it during the continuance of an Event of Default (other than a default in the payment of the Change of Control Purchase Price with respect to such Notes).

   Because a "Change of Control" for purposes of this covenant is defined in terms of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
Act) of voting power, there may be circumstances in which the Rigas Family could beneficially own (for purposes of Rule 13d-3) more than 35% of the outstanding voting Capital Stock of Adelphia through options, warrants or other purchase rights while directly holding 35% or less of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors, without a Change of Control Triggering Event occurring. Further, a change in the composition of the Board of Directors of Adelphia could occur without the occurrence of a Change of Control Triggering Event if either the election or the nomination of the new directors was approved by two-thirds of the continuing directors or by the Rigas Family and its Affiliates. For more information you should read "Certain Definitions--Change of Control."

Adelphia's Other Public Debt

   In addition to the Notes, Adelphia has outstanding 8 1/8% Notes, 8 3/8% Notes, 9 1/4% Notes, 9 7/8% Notes, 10 1/2% Notes, 10 1/4% Notes, 9 1/2% Notes,
11 7/8% Debentures and 9 7/8% Debentures. We refer to that debt as Adelphia's other public debt in this prospectus. As of December 31, 1998, on an as adjusted basis, after giving effect to the issuances of debt described under "Recent Developments," Adelphia's other public debt represents outstanding indebtedness in the aggregate principal amount of approximately $2.1 billion. The indentures for Adelphia's other public debt provide that Adelphia must make an offer to purchase such debt at a purchase price equal to 100% of the principal amount thereof, plus any accrued but unpaid interest thereon, in the event of circumstances identical to those which trigger a Change of Control Offer under this covenant. In addition, the credit agreements of Adelphia's subsidiaries generally contain provisions under which circumstances that would trigger a Change of Control Offer under this covenant would constitute an event of default under such credit agreements. In the event that Adelphia is required to purchase Adelphia's other public debt and the Notes in accordance with such provisions, and the indebtedness under such subsidiary credit agreements were to be accelerated, the source of funds for such purchases or payments will be Adelphia's available cash, cash generated from Adelphia's operating activities, and other sources including borrowings, asset sales or equity sales. There can be no assurance that sufficient funds would be available to make any required repurchases under the Indenture and under the indentures for Adelphia's other public debt or any such required payments under such credit agreements. Although in the past Adelphia has been able to both refinance its indebtedness or obtain new financing, there can be no assurance that Adelphia would be able to do so under such circumstances or that, if Adelphia were able to do so, the terms would be favorable to Adelphia. In the event that Adelphia is required to make a Change of

Control Offer, Adelphia will comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

Events of Default

   The following events are defined in the Indenture as "Events of Default":
(i) default in payment of any principal of the Notes; (ii) default for 30 days in payment of any interest on the Notes; (iii) default by Adelphia in the observance or performance of any other covenant in the Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (iv) failure to pay when due principal, interest or premium aggregating $10,000,000 or more with respect to any Indebtedness of Adelphia or any Restricted Subsidiary or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within ten days after written notice as provided in the Indenture; (v) any final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against Adelphia or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or (vi) certain events involving bankruptcy, insolvency or reorganization of Adelphia or any Restricted Subsidiary with liabilities of greater than $10,000,000 under generally accepted accounting principles as of the date of such bankruptcy, insolvency or reorganization. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

   The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of Notes.

   The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

   No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

Defeasance and Covenant Defeasance

   The Indenture provides Adelphia may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and interest on the Notes, on the scheduled due dates therefor in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, Adelphia has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a private ruling of the Internal Revenue Service concerning the Notes or a ruling of general effect published by the Internal Revenue Service.

Modification of Indenture

   From time to time, Adelphia and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting Adelphia and the Trustee, with the consent of holders of at least one-half in principal amount of the outstanding Notes, to modify or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Notes or provide for the redemption of the Notes prior to maturity, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, or (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

Reports to Holders

   So long as Adelphia is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the SEC and to the holders of the Notes. The Indenture provides that even if Adelphia is entitled under the Exchange Act not to furnish such information to the SEC or to the holders of the Notes, it will nonetheless continue to furnish such information to the SEC (at such time as it would be required to file such reports under the Exchange Act) and to the Trustee and the holders of the Notes (within 15 days thereafter as required by the Indenture) as if it were subject to such periodic reporting requirements.

Compliance Certificate

   Adelphia will deliver to the Trustee on or before 105 days after the end of its fiscal year and on or before 50 days after the end of its second fiscal quarter in each year an Officer's Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

The Trustee

   Bank of Montreal Trust Company is the Trustee under the Indenture and has been appointed by Adelphia as Registrar and Paying Agent with regard to the Notes. Bank of Montreal Trust Company also serves as Registrar and Paying Agent and Trustee under the indentures with respect to Adelphia's other public debt. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Book-Entry, Delivery and Form

   The Notes were initially offered and sold to qualified institutional buyers in reliance on Rule 144A. Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples thereof.

   The New Notes initially will be represented by one or more Notes, in registered, global form without interest coupons (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. For more information you should read "--Exchange of Book-Entry Notes for Certificated Notes."

   The Old Notes (including beneficial interests in the Global Note) are subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

   Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

   DTC has advised Adelphia that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised Adelphia that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

   Investors in the Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, For more information you should read "Exchange of Book-Entry Notes for Certificated Notes."

   Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture for any purpose.

   Payments in respect of the principal of and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Adelphia and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Adelphia, the Trustee nor any agent of Adelphia or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised Adelphia that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Adelphia. Neither Adelphia nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Adelphia and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. For more information you should read "--Same-Day Settlement and Payment."

   Subject to the transfer restrictions on the Old Notes, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

   DTC has advised Adelphia that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legend Notes in certificated form, and to distribute such Notes to its Participants.

   The information in this section concerning DTC and its book-entry systems has been obtained from sources that Adelphia believes to be reliable, but Adelphia takes no responsibility for the accuracy thereof.

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Adelphia nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Exchange of Book-Entry Notes for Certificated Notes

   A Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (a) notifies Adelphia that it is unwilling or unable to continue as depositary for the Global Note and Adelphia thereupon fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) Adelphia, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend, unless Adelphia determines otherwise in compliance with applicable law.

Same-Day Settlement and Payment

   The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note custodian. With respect to Notes issued in definitive form, Adelphia will make all payments of principal, premium, interest and Liquidated Damages, if any, by mailing a check to each such Holder's registered address, provided that all payments with respect to Notes have an aggregate principal amount of $1,000 or more, the Holders of which have given wire transfer instructions to Adelphia at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. For more information you should read "General." The Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Adelphia expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of certain federal income tax considerations relevant to the exchange of the old notes for the new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code, Treasury Regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the new notes. The following discussion assumes that holders hold the old notes and the new notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

   Adelphia has not sought and will not seek any rulings from the IRS with respect to the positions of Adelphia discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the old notes for the new notes or that any such position would not be sustained.

   The tax treatment of a holder may vary depending on his or its particular situation or status. This summary does not address the tax consequences to taxpayers who are subject to special rules such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign entities and individuals, persons holding old notes or new notes as a part of a hedging or conversion transaction or a straddle and holders whose "functional currency" is not the U.S. dollar, or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws.

   You should consult your own tax adviser as to the particular tax consequences to you of exchanging old notes for new notes including the applicability and effect of any state, local or foreign tax laws.

Exchange

   The exchange of the new notes for old notes pursuant to the exchange offer will not constitute a recognition event for federal income tax purposes. Consequently, holders will not recognize gain or loss upon receipt of the new notes. For purposes of determining gain or loss upon the subsequent exchange of new notes, a holder's basis in the new notes will be the same as a holder's basis in the old notes exchanged. Holders will be considered to have held the new notes from the time of their original acquisition of the old notes.

Interest on the New Notes

   A holder of a new note will be required to report as income for federal income tax purposes interest earned on a new note in accordance with the holder's method of tax accounting. A holder of a new note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in income as such interest accrues. A cash basis holder must include interest in income when cash payments are received by (or made available to) such holder.

Market Discount

   If a holder acquired an old note at a market discount, i.e., at a price less than the stated redemption price at maturity of the old note, the old note is subject to the market discount rules of the Internal Revenue Code unless the market discount is de minimis. Market discount is de minimis if it is less than one quarter of one percent of the principal amount of the old note multiplied by the number of complete years to maturity after the holder acquired the old note. If the holder exchanges an old note that has more than de minimis market discount for a new note, the new note also will be subject to the market discount rules of the Internal Revenue Code. New notes purchased by a subsequent purchaser also will be subject to the market discount rules if the new notes are purchased with more than a de minimis amount of market discount. Notes that have more than de minimis market discount are herein referred to as market discount notes.

   Any gain recognized on the maturity, sale or other disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the market discount note. The amount of market discount treated as having accrued will be determined either:

  . on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the new note was held by the holder and the denominator of which is the total number of days after the date such holder acquired the new note up to and including the date of its maturity, or

  .  if the holder so elects, on a constant interest rate method.

   A holder may elect to include market discount in income currently over the life of the market discount note. Such an election shall apply to all debt instruments with market discount acquired by the holder on or after the first day of the first taxable year to which the election applies and all subsequent taxable years. This election may not be revoked without the consent of the IRS. Market discount will accrue on a ratable inclusion basis unless the holder elects to accrue market discount on a constant yield to maturity basis. Such an election shall apply only to the market discount note with respect to which it is made and may not be revoked without the consent of the IRS. If an election is made to include market discount in income currently, the basis of the new note in the hands of the holder will be increased by the market discount thereon as it is included in income. A holder who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to a market discount note in an amount not exceeding the accrued market discount on the market discount note until the maturity or disposition of the market discount note.

Amortizable Bond Premium

   A holder that purchased an old note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the old note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the old note) to such year. If a holder made an election to amortize bond premium with respect to an old note and exchanges the old note for a New Note pursuant to the exchange offer, the election will apply to the new note. A holder who exchanges an old note for which an election has not been made for a new note, and a subsequent purchaser of a new note, may also elect to amortize bond premium if the holder acquired the notes for an amount in excess of its principal amount. Any election to amortize bond premium shall apply to all bonds, other than bonds the interest on which is excludable from gross income, held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the IRS.

Disposition of the Notes

   Subject to the market discount rules discussed above, a holder of notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of such securities equal to the difference between:

  . the amount of cash and the fair market value of the property received, except to the extent attributable to the payment of accrued interest, and

  . the holder's adjusted tax basis in the securities. Gain or loss recognized will be capital gain or loss provided the notes are held as capital assets by the holder, and will be long-term capital gain or loss if the holder has held such securities or is treated as having held such securities for more than one year.

Backup Withholding and Information Reporting

   Holders of notes may be subject to backup withholding at a rate of 31% with respect to interest paid on the notes unless such holder:

  . is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

  . provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the requirements of the backup withholding rules.

   Adelphia will report to the holders of the notes and the IRS the amount of any "reportable payment" for each calendar year and amount of tax withheld, if any, with respect to payments on the notes.

   You should consult your own tax advisor with respect to the tax consequences to you of the acquisition, ownership, and disposition of the notes, including the applicability and effect of state, local, foreign, and other tax laws.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the expiration date or until all participating broker-dealers have so resold.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer, and to the best of our information and belief, each person participating in the exchange offer is acquiring the new notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the new notes to be received in the exchange offer.

                      WHERE YOU CAN FIND MORE INFORMATION

   Adelphia files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Adelphia's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-4 filed by Adelphia with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows Adelphia to "incorporate by reference" into this prospectus the information we file with the SEC. This means that Adelphia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Adelphia subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   Adelphia is incorporating by reference the following documents that it has filed with the SEC:

  . its Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to that Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus
     Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A dated July 27, 1998;

  . its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998. We refer to these Form 10-Qs in this prospectus as the Form 10-Qs;

  . its Current Reports on Form 8-K for the events dated June 29, 1998, July 2, 1998, August 3, 1998, August 18, 1998, September 10, 1998, November
     9, 1998, November 12, 1998, December 23, 1998, January 11, 1999,
     February 22, 1999, February 23, 1999, March 5, 1999, March 30, 1999 and
     March 31, 1999;

  . its definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held October 6, 1998; and

  . the description of our Class A Common Stock contained in (i) Adelphia's registration statement filed with the SEC under Section 12 of the Securities Exchange Act of 1934 and subsequent amendments and reports filed to update such description and (ii) Adelphia's registration statement on Form S-3 (File No. 333-74219).

   Adelphia is also incorporating by reference into this prospectus all of its future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

   You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                                Adelphia Communications Corporation
                                Main at Water Street
                                Coudersport, Pennsylvania 16915
                                Attention: Investor Relations
                                Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of the prospectus. This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of currently outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the Securities or Blue Sky laws of such jurisdiction.

                                 LEGAL MATTERS

   The validity of the new notes will be passed upon on behalf of Adelphia by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing Adelphia in the exchange offer own an aggregate of 2,300 shares of Adelphia's Class A Common Stock and 15,100 shares of Hyperion's Class A Common Stock.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus Communications, L.P. and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      Adelphia Communications Corporation

                     7 1/2% Series B Senior Notes Due 2004
                     7 3/4% Series B Senior Notes Due 2009

                               ----------------

                                   PROSPECTUS

                               ----------------

   We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any Notes in any jurisdiction where it is unlawful.
The information in this prospectus is current as of        , 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

   Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia, respectively, or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules

   (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

   Exhibit
     No.                                Description
   -------                              -----------
     3.01  Certificate of Incorporation of Adelphia Communications Corporation
           (Incorporated herein by reference is Exhibit 3.01 to the
           Registrant's Current Report on Form 8-K dated July 24, 1997.) (File
           No. 0-16014)

     3.02 Bylaws of Adelphia Communications Corporation (Incorporated herein by reference is Exhibit 3.02 to Registrant's Annual Report on Form
           10-K for the fiscal year ended March 31, 1994.) (File No. 0-16014)

     4.01 Indenture, dated as of February 26, 1997, between the Registrant and Bank of Montreal Trust Company with respect to the Registrant's 9
           7/8% Senior Notes Due 2007 (Incorporated herein by reference is
           Exhibit 4.01 to Registrant's Current Report on Form 8-K dated May 1,
           1997.) (File No. 0-16014)

     4.02  Form of Note with respect to the Registrant's 9 7/8% Senior Notes
           Due 2007 (Contained in Indenture filed as Exhibit 4.01.)

     4.03 Registration Rights Agreement, dated as of February 26, 1997, between the Registrant and the Initial Purchaser with respect to the Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 10.01 to Registrant's Current Report on Form
           8-K dated May 1, 1997.) (File No. 0-16014)

     4.04 First Supplemental Indenture, dated as of May 4, 1994, with respect to Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
           (Incorporated herein by reference is Exhibit 4.01 to Registrant's
           Current Report on Form 8-K dated May 5, 1994.) (File No. 0-16014)

     4.05 Indenture, dated as of February 22, 1994, with respect to Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004 (Incorporated herein by reference is Exhibit 4.05 to Registration Statement No.
           33-52513 on Form S-4.)

   Exhibit
     No.                                Description
   -------                              -----------
     4.06  Indenture, dated as of July 28, 1993, with respect to Registrant's
           10 1/4% Senior Notes Due 2000 (Incorporated herein by reference is
           Exhibit 4.01 to Registrant's Quarterly Report on Form 10-Q for the
           quarter ended June 30, 1993.) (File No. 0-16014)

     4.07 Amended and Restated Indenture, dated as of May 11, 1993, with respect to Registrant's 9 7/8% Senior Debentures Due 2005
           (Incorporated herein by reference is Exhibit 4.01 to Registrant's
           Annual Report on Form 10-K for the fiscal year ended March 31, 1993.) (File No. 0-16014)

     4.08 Indenture, dated as of September 2, 1992, with respect to the Registrant's 11 7/8% Senior Debentures Due 2004 (Incorporated herein by reference is Exhibit 4.03 to Registration Statement No. 33-52630 on Form S-1.)

     4.09  Indenture, dated as of May 7, 1992, with respect to the Registrant's
           12 1/2% Senior Notes Due 2002 (Incorporated herein by reference is
           Exhibit 4.03 to Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.) (File No. 0-16014)

     4.10  Indenture, dated as of April 15, 1996, between Hyperion
           Telecommunications, Inc. and Bank of Montreal Trust Company
           (Incorporated by reference is Exhibit 4.1 to Registration Statement
           No. 333-06957 on Form S-4 filed for Hyperion Telecommunications,
           Inc.)

     4.11  Form of 13% Hyperion Telecommunications, Inc. Senior Discount Notes
           (Incorporated herein by reference is Exhibit 4.3 to Hyperion
           Telecommunications, Inc.'s Registration Statement No. 333-12619 on
           Form S-1.)

     4.12 First Supplemental Indenture, dated as of September 11, 1996, between Hyperion Telecommunications, Inc. and Bank of Montreal Trust
           Company (Incorporated herein by reference is Exhibit 4.2 of Hyperion
           Telecommunications, Inc.'s Registration Statement No. 333-12619 on
           Form S-1.)

     4.13  Indenture, dated as of November 12, 1996, between Olympus
           Communications, L.P., Olympus Capital Corporation and Bank of
           Montreal Trust Company (Incorporated herein by reference is Exhibit
           10.02 to Registrant's Current Report on Form 8-K dated December 16,
           1996.) (File No. 0-16014)

     4.14  Certificate of Designations for 13% Series A and Series B Cumulative
           Exchangeable Preferred Stock (Contained in Exhibit 3.01 to
           Registrant's Current Report on Form 8-K dated July 24, 1997, which is incorporated herein by reference.) (File No. 0-16014)

     4.15  Certificate of Designations for Series C Convertible Preferred Stock
           (Contained in Exhibit 3.01 to Registrant's Current Report on Form 8-
           K dated July 24, 1997, which is incorporated herein by reference.)
           (File No. 0-16014)

     4.16 Indenture, dated as of July 7, 1997, with respect to the Registrant's 10 1/2% Senior Notes due 2004, between the Registrant and the Bank of Montreal Trust Company (Incorporated herein by reference is Exhibit 4.03 from the Registrant's Current Report on Form 8-K dated July 24, 1997.) (File No. 0-16014)

     4.17  Form of 10 1/2% Senior Note due 2004 (Contained in Exhibit 4.03 to
           Registrant's Current Report on Form 8-K dated July 24, 1997 which is incorporated herein by reference.) (File No. 0-16014)

     4.18  Form of Indenture, with respect to the Registrant's 13% Senior
           Subordinated Exchange Debentures due 2009, between the Registrant and the Bank of Montreal Trust Company (Contained in Exhibit 3.01 as
           Annex A to Registrant's Current Report on Form 8-K dated July 24,
           1997, which is incorporated herein by reference.) (File No. 0-16014)


   Exhibit
     No.                                Description
   -------                              -----------
     4.19  Form of Certificate for 13% Cumulative Exchangeable Preferred Stock
           (Incorporated herein by reference is Exhibit 4.06 from the
           Registrant's Current Report on Form 8-K dated July 24, 1997.) (File
           No. 0-16014)

     4.20  Form of Certificate for Series C Convertible Preferred Stock
           (Incorporated herein by reference is Exhibit 4.06 from the Registrant's Current Report on Form 8-K dated July 24, 1997.) (File
           No. 0-16014)

     4.21  Indenture, dated as of August 27, 1997, with respect to Hyperion
           Telecommunications, Inc. ("Hyperion") 12 1/4% Senior Secured Notes
           due 2004, between Hyperion and the Bank of Montreal Trust Company
           (Incorporated herein by reference to Exhibit 4.01 to Hyperion's
           Current Report on Form 8-K dated August 27, 1997.) (File No. 0-
           21605)

     4.22  Form of 12 1/4% Senior Secured Note due 2004 (Contained in Exhibit
           4.21.)

     4.23  Second Supplemental Indenture, dated as of August 27, 1997, between
           Hyperion and the Bank of Montreal Trust Company, regarding
           Hyperion's 13% Senior Discount Notes due 2003 (Incorporated by reference herein to Exhibit 4.06 to Hyperion's Current Report on Form 8-K dated August 27, 1997.) (File No. 0-21605)

     4.25 Indenture, dated as of September 25, 1997, with respect to the Registrant's 9 1/4% Senior Notes due 2002, between the Registrant and the Bank of Montreal Trust Company (Incorporated herein by reference is Exhibit 4.01 from the Registrant's Current Report on Form 8-K, dated September 25, 1997.) (File No. 0-16014)

     4.26  Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated September 25, 1997, regarding the Registrant's 9 1/4% Senior Notes due 2002
           (Incorporated herein by reference is Exhibit 4.02 from the Registrant's Current Report on Form 8-K, dated September 25, 1997.)
           (File No. 0-16014)

     4.27  Form of 9 1/4% Senior Note due 2002 (Contained in Exhibit 4.25.)

     4.28 Indenture, dated as of January 21, 1998, with respect to the Registrant's 8 3/8% Senior Notes due 2008, between the Registrant and the Bank of Montreal Trust Company (the "January 1998
           Indenture") (Incorporated by reference herein is Exhibit 4.01 from the Registrant's Current Report on Form 8-K dated January 21, 1998.)
           (File No. 0-16014)

     4.29  Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated January 21, 1998, regarding the Registrant's 8 3/8% Senior Notes due 2008
           (Incorporated by reference herein is Exhibit 4.02 from the Registrant's Current Report on Form 8-K dated January 21, 1998.)
           (File No. 0-16014)

     4.30  Form of 8 3/8% Senior Note due 2008 (Contained in Exhibit 4.28.)

     4.31 Indenture, dated as of July 2, 1998, with respect to the Registrant's 8 1/8% Senior Notes due 2003, between the Registrant and the Bank of Montreal Trust Company (Incorporated by reference herein is Exhibit 4.01 from the Registrant's Current Report on Form
           8-K, dated July 2, 1998.) (File No. 0-16014)

     4.32  Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated July 2, 1998, regarding the Registrant's 8 1/8% Senior Notes due 2003 (Incorporated by reference herein is Exhibit 4.02 from the Registrant's Current
           Report on Form 8-K, dated July 2, 1998.) (File No. 0-16014)

     4.33 Form of 8 1/8% Senior Note due 2003 (Incorporated by reference herein is Exhibit 4.03 from the Registrant's Current Report on Form
           8-K, dated July 2, 1998.) (File No. 0-16014)


   Exhibit
     No.                                Description
   -------                              -----------
    4.34   The First Supplemental Indenture, dated as of November 12, 1998, to
           January 1998 Indenture with respect to the Registrant's 8 3/8%
           Senior Notes due 2008, between the Registrant and the Bank of
           Montreal Trust Company (Incorporated by reference herein is Exhibit
           4.01 from the Registrant's Current Report on Form 8-K filed on
           January 28, 1999.) (File No. 0-16014)

    4.35   Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated November 12, 1998, regarding the Registrant's 8 3/8% Senior Notes due 2008
           (Incorporated by reference herein is Exhibit 4.02 from the Registrant's Current Report on Form 8-K filed on January 28, 1999.)
           (File No. 0-16014)

    4.36 Indenture, dated as of January 13, 1999, with respect to the Registrant's 7 1/2% Senior Notes due 2004 and 7 3/4% Senior Notes due 2009, between the Registrant and the Bank of Montreal Trust
           Company (Incorporated by reference herein is Exhibit 4.03 from the Registrant's Current Report on Form 8-K filed on January 28, 1999.)
           (File No. 0-16014)

    4.37   Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated January 13, 1999, regarding the Registrant's 7 1/2% Senior Notes due 2004 and 7 3/4%
           Senior Notes due 2009 (Incorporated by reference herein is Exhibit
           4.04 from the Registrant's Current Report on Form 8-K filed on
           January 28, 1999.) (File No. 0-16014)

    4.38 Form of 7 1/2% Senior Note due 2004 (Incorporated by reference herein is Exhibit 4.05 from the Registrant's Current Report on Form
           8-K filed on January 28, 1999.) (File No. 0-16014)

    4.39 Form of 7 3/4% Senior Note due 2009 (Incorporated by reference herein is Exhibit 4.06 from the Registrant's Current Report on Form
           8-K filed on January 28, 1999.) (File No. 0-16014)

    4.40   Indenture, dated as of March 2, 1999, with respect to Hyperion
           Telecommunications, Inc. ("Hyperion") 12% Senior Subordinated Notes due 2007, between Hyperion and the Bank of Montreal Trust Company
           (Incorporated by reference herein is Exhibit 4.01 from the Registrant's Current Report on Form 8-K filed on March 10, 1999.)
           (File No. 0-16014)
    4.41 Form of 12% Senior Subordinated Note due 2007 (Incorporated by reference herein is Exhibit 4.02 from the Registrant's Current
           Report on Form 8-K filed on March 10, 1999.) (File No. 0-16014)

    4.42   Registration Rights Agreement between Hyperion Telecommunications,
           Inc. and the Initial Purchasers, dated March 2, 1999, regarding
           Hyperion's 12% Senior Subordinated Notes due 2007 (Incorporated by reference herein is Exhibit 10.04 from the Registrant's Current
           Report on Form 8-K filed on March 10, 1999.) (File No. 0-16014)

    5.01** Opinion of Buchanan Ingersoll Professional Corporation

   12.01** Computation of Ratio of Earnings to Combined Fixed Charges and
           Preferred Stock Dividends

   23.01** Consent of Buchanan Ingersoll Professional Corporation (Contained in its opinion filed as Exhibit 5.01 hereto.)

   23.02** Consent of Deloitte & Touche LLP

   24.01** Power of Attorney (Appearing on signature page.)

   25.01** Form T-1 Statement of Eligibility of Trustee

   99.01** Form of Letter of Transmittal and Notice of Guaranteed Delivery for
           Notes

--------

** Filed herewith.

The Registrant will furnish to the SEC upon request copies of instruments not filed herewith which authorize the issuance of long-term obligations of Registrant not in excess of 10% of the Registrant's total assets on a consolidated basis.

     (b) Financial Statement Schedules

   The following schedules are included in the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 contained herein by reference.

   Schedule I--Condensed Financial Information of the Registrant

   Schedule II--Valuation and Qualifying Accounts

Item 22. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (3)(i) and (3)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 8th day of April, 1999.

                                          ADELPHIA COMMUNICATIONS CORPORATION

                                                  /s/ Timothy J. Rigas
                                          By: _________________________________
                                                      Timothy J. Rigas
                                              Executive Vice President, Chief
                                                 Accounting Officer, Chief
                                              Financial Officer and Treasurer

                               POWER OF ATTORNEY

   Know All Men By These Presents that each person whose signature appears below constitutes and appoints John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ John J. Rigas            Chairman, President and       April 8, 1999
______________________________________  Chief Executive Officer
            John J. Rigas

         /s/ Michael J. Rigas          Executive Vice President      April 8, 1999
______________________________________  and Director
           Michael J. Rigas

         /s/ Timothy J. Rigas          Executive Vice President,     April 8, 1999
______________________________________  Chief Accounting Officer,
           Timothy J. Rigas             Treasurer, Chief
                                        Financial Officer and
                                        Director

          /s/ James P. Rigas           Executive Vice President      April 8, 1999
______________________________________  and Director
            James P. Rigas

        /s/ Daniel R. Milliard         Senior Vice President,        April 8, 1999
______________________________________  Secretary and Director
          Daniel R. Milliard

                                       Director                     April   , 1999
______________________________________
            Pete J. Metros

                                       Director                     April   , 1999
______________________________________
          Perry S. Patterson

                                       Director                     April   , 1999
______________________________________
           Dennis P. Coyle

                                 Exhibit Index

   Exhibit
     No.                             Description
   -------                           -----------
    3.01   Certificate of Incorporation of Adelphia Communications
           Corporation (Incorporated herein by reference is Exhibit 3.01 to the Registrant's Current Report on Form 8-K dated July 24,
           1997.) (File No. 0-16014)

    3.02 Bylaws of Adelphia Communications Corporation (Incorporated herein by reference is Exhibit 3.02 to Registrant's Annual
           Report on Form 10-K for the fiscal year ended
           March 31, 1994.) (File No. 0-16014)

    4.01 Indenture, dated as of February 26, 1997, between the Registrant and Bank of Montreal Trust Company with respect to the Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 4.01 to Registrant's Current
           Report on Form 8-K dated May 1, 1997.) (File No. 0-16014)

    4.02   Form of Note with respect to the Registrant's 9 7/8% Senior
           Notes Due 2007 (Contained in Indenture filed as Exhibit 4.01.)

    4.03 Registration Rights Agreement, dated as of February 26, 1997, between the Registrant and the Initial Purchaser with respect to the Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 10.01 to Registrant's Current
           Report on
           Form 8-K dated May 1, 1997.) (File No. 0-16014)

    4.04 First Supplemental Indenture, dated as of May 4, 1994, with respect to Registrant's 9 1/2% Senior Pay-In-Kind Notes Due
           2004 (Incorporated herein by reference is Exhibit 4.01 to Registrant's Current Report on Form 8-K dated May 5, 1994.)
           (File No. 0-16014)

    4.05 Indenture, dated as of February 22, 1994, with respect to Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
           (Incorporated herein by reference is Exhibit 4.05 to Registration Statement No. 33-52513 on Form S-4.)

    4.06 Indenture, dated as of July 28, 1993, with respect to Registrant's 10 1/4% Senior Notes Due 2000 (Incorporated herein by reference is Exhibit 4.01 to Registrant's Quarterly
           Report on Form 10-Q for the quarter ended June 30, 1993.)
           (File No. 0-16014)

    4.07 Amended and Restated Indenture, dated as of May 11, 1993, with respect to Registrant's 9 7/8% Senior Debentures Due 2005
           (Incorporated herein by reference is Exhibit 4.01 to Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1993.) (File No. 0-16014)

    4.08 Indenture, dated as of September 2, 1992, with respect to the Registrant's 11 7/8% Senior Debentures Due 2004 (Incorporated herein by reference is Exhibit 4.03 to Registration Statement
           No. 33-52630 on Form S-1.)

    4.09 Indenture, dated as of May 7, 1992, with respect to the Registrant's 12 1/2% Senior Notes Due 2002 (Incorporated herein by reference is Exhibit 4.03 to Registrant's Annual
           Report on Form 10-K for the fiscal year ended March 31, 1992.)
           (File No. 0-16014)

    4.10   Indenture, dated as of April 15, 1996, between Hyperion
           Telecommunications, Inc. and Bank of Montreal Trust Company
           (Incorporated by reference is Exhibit 4.1 to Registration
           Statement No. 333-06957 on Form S-4 filed for Hyperion
           Telecommunications, Inc.)

    4.11   Form of 13% Hyperion Telecommunications, Inc. Senior Discount
           Notes (Incorporated herein by reference is Exhibit 4.3 to Hyperion Telecommunications, Inc.'s Registration Statement No.
           333-12619 on Form S-1.)


   Exhibit
     No.                             Description
   -------                           -----------
    4.12   First Supplemental Indenture, dated as of September 11, 1996, between Hyperion Telecommunications, Inc. and Bank of Montreal
           Trust Company (Incorporated herein by reference is Exhibit 4.2 of Hyperion Telecommunications, Inc.'s Registration Statement
           No. 333-12619 on Form S-1.)

    4.13   Indenture, dated as of November 12, 1996, between Olympus
           Communications, L.P., Olympus Capital Corporation and Bank of
           Montreal Trust Company (Incorporated herein by reference is Exhibit 10.02 to Registrant's Current Report on Form 8-K dated
           December 16, 1996.) (File No. 0-16014)

    4.14   Certificate of Designations for 13% Series A and Series B
           Cumulative Exchangeable Preferred Stock (Contained in Exhibit
           3.01 to Registrant's Current Report on Form 8-K dated July 24,
           1997, which is incorporated herein by reference.) (File No. 0-
           16014)

    4.15   Certificate of Designations for Series C Convertible Preferred
           Stock (Contained in Exhibit 3.01 to Registrant's Current
           Report on Form 8-K dated July 24, 1997, which is incorporated herein by reference.) (File No. 0-16014)

    4.16 Indenture, dated as of July 7, 1997, with respect to the Registrant's 10 1/2% Senior Notes due 2004, between the
           Registrant and the Bank of Montreal Trust Company
           (Incorporated herein by reference is Exhibit 4.03 from the Registrant's Current Report on Form 8-K dated July 24, 1997.)
           (File No. 0-16014)

    4.17   Form of 10 1/2% Senior Note due 2004 (Contained in Exhibit
           4.03 to Registrant's Current Report on Form 8-K dated July 24,
           1997 which is incorporated herein by reference.) (File No. 0-
           16014)

    4.18   Form of Indenture, with respect to the Registrant's 13% Senior
           Subordinated Exchange Debentures due 2009, between the
           Registrant and the Bank of Montreal Trust Company (Contained in Exhibit 3.01 as Annex A to Registrant's Current Report on
           Form 8-K dated July 24, 1997, which is incorporated herein by reference.) (File No. 0-16014)

    4.19   Form of Certificate for 13% Cumulative Exchangeable Preferred
           Stock (Incorporated herein by reference is Exhibit 4.06 from the Registrant's Current Report on Form 8-K dated July 24,
           1997.) (File No. 0-16014)

    4.20   Form of Certificate for Series C Convertible Preferred Stock
           (Incorporated herein by reference is Exhibit 4.06 from the Registrant's Current Report on Form 8-K dated July 24, 1997.)
           (File No. 0-16014)

    4.21 Indenture, dated as of August 27, 1997, with respect to Hyperion Telecommunications, Inc. ("Hyperion") 12 1/4% Senior
           Secured Notes due 2004, between Hyperion and the Bank of Montreal Trust Company (Incorporated herein by reference to Exhibit 4.01 to Hyperion's Current Report on Form 8-K dated
           August 27, 1997.) (File No. 0-21605)

    4.22   Form of 12 1/4% Senior Secured Note due 2004 (Contained in
           Exhibit 4.21.)

    4.23 Second Supplemental Indenture, dated as of August 27, 1997, between Hyperion and the Bank of Montreal Trust Company, regarding Hyperion's 13% Senior Discount Notes due 2003
           (Incorporated by reference herein to Exhibit 4.06 to Hyperion's Current Report on Form 8-K dated August 27, 1997.)
           (File No. 0-21605)

    4.25 Indenture, dated as of September 25, 1997, with respect to the Registrant's 9 1/4% Senior Notes due 2002, between the
           Registrant and the Bank of Montreal Trust Company
           (Incorporated herein by reference is Exhibit 4.01 from the Registrant's Current Report on Form 8-K, dated September 25,
           1997.) (File No. 0-16014)


   Exhibit
     No.                             Description
   -------                           -----------                            ---
    4.26   Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated September 25,
           1997, regarding the Registrant's 9 1/4% Senior Notes due 2002
           (Incorporated herein by reference is Exhibit 4.02 from the
           Registrant's Current Report on Form 8-K, dated September 25,
           1997.) (File No. 0-16014)

    4.27   Form of 9 1/4% Senior Note due 2002 (Contained in Exhibit
           4.25.)

    4.28 Indenture, dated as of January 21, 1998, with respect to the Registrant's 8 3/8% Senior Notes due 2008, between the
           Registrant and the Bank of Montreal Trust Company
           (Incorporated by reference herein is Exhibit 4.01 from the Registrant's Current Report on Form 8-K dated January 21,
           1998.) (File No. 0-16014)

    4.29   Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated January 21, 1998, regarding the Registrant's 8 3/8% Senior Notes due 2008
           (Incorporated by reference herein is Exhibit 4.02 from the Registrant's Current Report on Form 8-K dated January 21,
           1998.) (File No. 0-16014)

    4.30   Form of 8 3/8% Senior Note due 2008 (Contained in Exhibit
           4.28.)

    4.31 Indenture, dated as of July 2, 1998, with respect to the Registrant's 8 3/8% Senior Notes due 2003, between the
           Registrant and the Bank of Montreal Trust Company
           (Incorporated by reference herein is Exhibit 4.01 from the Registrant's Current Report on Form 8-K, dated July 2, 1998.)
           (File No. 0-16014)

    4.32   Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated July 2, 1998, regarding the Registrant's 8 1/8% Senior Notes due 2003
           (Incorporated by reference herein is Exhibit 4.02 from the Registrant's Current Report on Form 8-K, dated July 2, 1998.)
           (File No. 0-16014)

    4.33 Form of 8 1/8% Senior Note due 2003 (Incorporated by reference herein is Exhibit 4.03 from the Registrant's Current Report on Form 8-K, dated July 2, 1998.) (File No. 0-16014)

    4.34 First Supplemental Indenture, dated as of November 12, 1998, to January 1998 Indenture with respect to the Registrant's 8
           3/8% Senior Notes due 2008, between the Registrant and the Bank of Montreal Trust Company (Incorporated by reference herein is Exhibit 4.01 from the Registrant's Current Report on Form 8-K filed on January 28, 1999.) (File No. 0-16014)

    4.35   Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated November 12,
           1998, regarding the Registrant's 8 3/8% Senior Notes due 2008
           (Incorporated by reference herein is Exhibit 4.02 from the Registrant's Current Report on Form 8-K filed on January 28,
           1999.) (File No. 0-16014)

    4.36 Indenture, dated as of January 13, 1999, with respect to the Registrant's 7 1/2% Senior Notes due 2004 and 7 3/4% Senior
           Notes due 2009, between the Registrant and the Bank of Montreal Trust Company (Incorporated by reference herein is Exhibit 4.03 from the Registrant's Current Report on Form 8-K filed on January 28, 1999.) (File No. 0-16014)

    4.37   Registration Rights Agreement between Adelphia Communications
           Corporation and the Initial Purchaser, dated January 13, 1999, regarding the Registrant's 7 1/2% Senior Notes due 2004 and 7
           3/4% Senior Notes due 2009 (Incorporated by reference herein is Exhibit 4.04 from the Registrant's Current Report on Form
           8-K, filed on January 28, 1999.) (File No. 0-16014)

    4.38 Form of 7 1/2% Senior Note due 2004 (Incorporated by reference herein is Exhibit 4.05 from the Registrant's Current Report on Form 8-K filed on January 28, 1999.) (File No. 0-16014)


   Exhibit
     No.                             Description
   -------                           -----------
    4.39   Form of 7 3/4% Senior Note due 2009 (Incorporated by reference herein is Exhibit 4.06 from the Registrant's Current Report on
           Form 8-K filed on January 28, 1999.) (File No. 0-16014)

    4.40   Indenture dated as of March 2, 1999, with respect to Hyperion
           Telcommunications, Inc. ("Hyperion") 12% Senior Subordinated
           Notes due 2007, between Hyperion and the Bank of Montreal
           Trust Company (Incorporated by reference herein is Exhibit
           4.01 from the Registrant's Current Report on Form 8-K filed on
           March 10, 1999.) (File No. 0-16014)

    4.41 Form of 12% Senior Subordinated Notes due 2007 (Incorporated by reference herein is Exhibit 4.02 from the Registrant's
           Current Report on Form 8-K filed on March 10, 1999.) (File No.
           0-16014)

    4.42   Registration Rights Agreement between Hyperion
           Telecommunications, Inc. and the Initial Purchasers, dated
           March 2, 1999, regarding Hyperion's 12% Senior Subordinated
           Notes due 2007 (Incorporated by reference herein is Exhibit
           10.04 from the Registrant's Current Report on Form 8-K filed on March 10, 1999.) (File No. 0-16014)

    5.01** Opinion of Buchanan Ingersoll Professional Corporation

   12.01** Computation of Ratio of Earnings to Combined Fixed Charges and
           Preferred Stock Dividends

   23.01** Consent of Buchanan Ingersoll Professional Corporation
           (Contained in its opinion filed as Exhibit 5.01 hereto.)

   23.02** Consent of Deloitte & Touche LLP

   24.01** Power of Attorney (Appearing on signature page.)

   25.01** Form T-1 Statement of Eligibility of Trustee

   99.01** Forms of Letters of Transmittal and Notices of Guaranteed
           Delivery for Notes

--------
**Filed herewith.